PROSPECTUS                                      Filed pursuant to Rule 424(B)(1)
                                                             Reg. No.: 333-27427

                                  $400,000,000

                          WASHINGTON MUTUAL CAPITAL I

                                     SKISSM

                 8 3/8% SUBORDINATED CAPITAL INCOME SECURITIES

                (LIQUIDATION AMOUNT $1,000 PER CAPITAL SECURITY)

     FULLY AND UNCONDITIONALLY GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                                     [LOGO]
                             ---------------------


    The 8 3/8% Subordinated Capital Income Securities (the "Capital Securities") offered hereby represent undivided beneficial ownership interests in the assets of Washington Mutual Capital I, a Delaware statutory business trust (the "Trust"). Washington Mutual, Inc., a Washington corporation ("Washington Mutual" or the "Company"), will be the owner of all of the beneficial ownership interests represented by common securities of the Trust (the "Common Securities"; together with the Capital Securities, the "Trust Securities"). The Trust exists for the sole purpose of issuing the Capital Securities and the Common Securities and investing the proceeds thereof in 8 3/8% Junior Subordinated Debentures (the "Junior Subordinated Debentures") to be issued by the Company.


                                                        (CONTINUED ON NEXT PAGE)

    SEE "RISK FACTORS" BEGINNING ON PAGE 14 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE CAPITAL SECURITIES.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

  THESE SECURITIES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS
     ASSOCIATION AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT
            INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                                             Initial Public       Underwriting        Proceeds to
                                                           Offering Price (1)   Commissions (2)       Trust (3)(4)
Per Capital Security.....................................        $1,000               (3)                $1,000
Total....................................................     $400,000,000            (3)             $400,000,000


(1) Plus accrued distributions, if any, from June 4, 1997.


(2) The Trust and the Company have each agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(3) In view of the fact that the proceeds of the sale of the Capital Securities will be invested in the Junior Subordinated Debentures, the Company has agreed to pay to the Underwriters, as compensation for their arranging the investment therein of such proceeds, $10 per Capital Security (or $4,000,000 in the aggregate). See "Underwriting."



(4) Before deducting expenses payable by the Company, estimated at $235,304.

                             ---------------------


    The Capital Securities are offered, subject to prior sale, when, as and if issued to and accepted by the several Underwriters and subject to certain conditions. It is expected that delivery of the Capital Securities will be made in book-entry form through the facilities of The Depository Trust Company on or about June 4, 1997 at the offices of Lehman Brothers Inc., New York, New York against payment therefor in immediately available funds.

                             ---------------------

LEHMAN BROTHERS

                   CHASE SECURITIES INC.

                                      SALOMON BROTHERS INC

                                                         UBS SECURITIES


May 30, 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CAPITAL SECURITIES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF CAPITAL SECURITIES FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE CAPITAL SECURITIES OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE CAPITAL SECURITIES. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

(CONTINUED FROM PREVIOUS PAGE)


    The Junior Subordinated Debentures will mature on June 1, 2027 (the "Stated Maturity"). The Capital Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of Capital Securities--Subordination of Common Securities."



    Holders of the Capital Securities will be entitled to receive cumulative cash distributions accruing from the date of original issuance and payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 1997, at the annual rate of 8.375% of the liquidation preference of $1000 per Capital Security ("Distributions"). The distribution rate and the distribution payment dates and other payment dates for the Capital Securities will correspond to the payments and payment dates on the Junior Subordinated Debentures, which will be the sole assets of the Trust. The Company will guarantee the payment of Distributions and payments on liquidation of the Trust or redemption of the Capital Securities, but only in each case to the extent of funds held by the Trust, as described herein (the "Guarantee"). See "Description of Guarantee" herein. If the Company does not make interest payments on the Junior Subordinated Debentures held by the Trust, the Trust will have insufficient funds to pay Distributions on the Capital Securities. The Guarantee does not cover payment of Distributions when the Trust has insufficient funds to pay such Distributions. In such event, a holder of the Capital Securities may institute a legal proceeding directly against the Company pursuant to the terms of the Indenture to enforce payment to that holder of amounts equal to the Distributions to that holder. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Capital Securities." The Company's obligations under the Guarantee, taken together with its obligations under the Junior Subordinated Debentures and the Indenture (as defined herein), including its obligation to pay all costs, expenses and liabilities of the Trust (other than with respect to the Capital Securities), constitute a full and unconditional guarantee of all of the Trust's obligations under the Capital Securities.


    The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Indebtedness (as defined in "Description of Junior Subordinated Debentures--Subordination" herein) of the Company and will be structurally subordinated to all liabilities and obligations of the Company's subsidiaries. As of March 31, 1997, approximately $467.0 million aggregate principal amount of Indebtedness was outstanding, and the Company's consolidated subsidiaries had approximately $43.2 billion of indebtedness and other liabilities. The terms of the Junior Subordinated Debentures place no limitation on the amount of Indebtedness that may be incurred by the Company or on the amount of liabilities and obligations of the Company's subsidiaries. See "Description of Junior Subordinated Debentures--Subordination."

    The Company has the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date (as defined herein), the Company may elect to begin a new Extension Period subject to the requirements set forth herein. Accordingly, there could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures. If interest payments on the Junior Subordinated Debentures are so deferred, distributions on the Capital Securities will also be deferred and the Company may not, and may not permit any subsidiary of the Company to, subject to certain exceptions set forth herein, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU with or junior in interest to the

(CONTINUED FROM PREVIOUS PAGE)

Junior Subordinated Debentures (other than (a) dividends or distributions in common stock of the Company, (b) payments under the Guarantee, (c) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and
(d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans). During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Capital Securities are entitled will accumulate) at the rate of 8.375% per annum, compounded semi-annually, and holders of the Capital Securities will be required to accrue interest income for United States federal income tax purposes prior to receipt of cash related to such interest income. See "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Period" and "Certain United States Federal Income Tax Consequences--Interest Income and Original Issue Discount."



    The Junior Subordinated Debentures are not redeemable prior to June 1, 2007 unless a Special Event (as defined herein) has occurred. The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company, subject to the receipt of any necessary prior regulatory approval (i) on or after June 1, 2007, in whole or in part, at a redemption price equal to 104.0955% of the principal amount thereof on June 1, 2007, declining ratably on each December 1 thereafter to 100% on or after June 1, 2017, plus accrued and unpaid interest thereon, or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Special Event, at a redemption price equal to the greater of (a) 100% of the principal amount thereof or (b) as determined by a Quotation Agent (as defined herein), the sum of the present values of the principal amount and premium payable with respect to an optional redemption of such Junior Subordinated Debentures on June 1, 2007, together with scheduled payments of interest from the prepayment date to June 1, 2007, discounted to the prepayment date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) plus, in either case, accrued interest thereon to the date of prepayment, in each case subject to the further conditions described under "Description of Junior Subordinated Debentures--Redemption." The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption, in an amount equal to the amount of related Junior Subordinated Debentures maturing or being redeemed and at a redemption price equal to the redemption price of such Junior Subordinated Debentures, in each case plus accumulated and unpaid Distributions thereon to the date of redemption.


    Upon the occurrence and continuation of a Special Event, the Company will have the right, subject to the receipt of any necessary prior regulatory approval, to dissolve the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities and the Common Securities in liquidation of the Trust. See "Description of Capital Securities--Redemption--Special Event Redemption or Distribution of Junior Subordinated Debentures."

    In the event of the liquidation of the Trust, after satisfaction of the claims of creditors of the Trust, if any, as provided by applicable law, the holders of the Capital Securities will be entitled to receive a liquidation preference of $1000 per Capital Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Junior Subordinated Debentures as described above. If such Liquidation Distribution (as defined herein) can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Capital Securities shall be paid on a pro rata basis. The holder of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Capital Securities, except that if an Indenture Event of Default (as defined herein) has occurred and is continuing, the Capital Securities shall have a priority over the Common Securities. See "Description of Capital Securities--Liquidation Distribution Upon Dissolution."

    The Capital Securities will be represented by global Capital Securities in fully registered form, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Capital Securities will be shown on and transfers thereof will be effected through records maintained by DTC and its participants. Beneficial interests in the Capital Securities will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds.

                                    SUMMARY

    THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS. PROSPECTIVE INVESTORS ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.

                                   THE TRUST

    Washington Mutual Capital I (the "Trust") is a statutory business trust created under the Delaware Business Trust Act, as amended (the "Trust Act"), pursuant to a declaration of trust (as amended and restated, the "Declaration") and the filing of a certificate of trust with the Secretary of State of the State of Delaware. The Company will acquire Common Securities in an aggregate liquidation preference equal to at least 3% of the total capital of the Trust. All of the Common Securities will be owned directly by the Company. The Trust will use all of the proceeds derived from the issuance of the Capital Securities and the Common Securities to purchase the Junior Subordinated Debentures and, accordingly, the assets of the Trust will consist solely of the Junior Subordinated Debentures and payments made thereunder will be the sole revenue of the Trust. The Trust exists for the exclusive purpose of (i) issuing the Trust Securities representing undivided beneficial ownership interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Junior Subordinated Debentures, and (iii) engaging in only those other activities necessary or incidental thereto.

                                  THE COMPANY

    Washington Mutual is a regional financial services company committed to serving consumers and small to mid-sized businesses throughout the Western United States. Through its subsidiaries, Washington Mutual engages in the following activities:

    - MORTGAGE LENDING AND CONSUMER BANKING ACTIVITIES. Through its principal subsidiaries, Washington Mutual Bank ("WMB"), American Savings Bank, F.A. ("ASB"), and Washington Mutual Bank fsb, at December 31, 1996, Washington Mutual operated 413 consumer financial centers and 96 loan centers offering a full complement of mortgage lending and consumer banking products and services. In 1996, WMB was the leading originator of first-lien, single-family residential loans in Washington and Oregon, and ASB was the second largest such originator in California.

    - COMMERCIAL BANKING ACTIVITIES. Through the commercial banking division of WMB, at December 31, 1996, Washington Mutual operated 48 full-service business branches offering a range of commercial banking products and services to small and mid-sized businesses. WMB commenced its commercial banking activities through the acquisition of Enterprise Bank of Bellevue, Washington in 1995 and Western Bank of Coos Bay, Oregon in 1996.

    - INSURANCE ACTIVITIES. Through WM Life Insurance Company and ASB Insurance Services Inc., Washington Mutual underwrites and sells annuities and sells a range of life insurance contracts, and selected property and casualty insurance policies.

    - SECURITIES ACTIVITIES. Through ASB Financial Services, Inc., Murphey Favre, Inc. and Composite Research and Management Co., Washington Mutual offers full service securities brokerage and acts as the investment advisor to and the distributor of mutual funds.

    Washington Mutual operates in Washington, California, Oregon, Utah, Idaho, Montana, Arizona, Colorado and Nevada. At March 31, 1997, Washington Mutual had consolidated assets of $46.1 billion, deposits of $24.3 billion and stockholders' equity of $2.4 billion.

    Washington Mutual has its principal executive offices at 1201 Third Avenue, Seattle, Washington 98101, telephone number (206) 461-2000.

            PROPOSED MERGER WITH GREAT WESTERN FINANCIAL CORPORATION

    The Company has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 5, 1997, by and among the Company, New American Capital, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("NACI"), and Great Western Financial Corporation ("Great Western"), providing for the merger of Great Western with and into NACI (the "Merger"). In the Merger, each outstanding share of Great Western common stock will be converted into the right to receive 0.9 shares of the Company's common stock, with cash paid in lieu of fractional shares, and each outstanding share of preferred stock of Great Western will be converted into the right to receive one newly-issued share of a corresponding series of preferred stock of the Company with terms substantially identical to those of the series of Great Western preferred stock being converted. Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the stockholders of both Great Western and the Company and the approval of the Merger by various regulatory agencies.

    On February 18, 1997, H.F. Ahmanson & Company ("Ahmanson") publicly announced its unsolicited proposal for a merger of Great Western and Ahmanson pursuant to which each share of Great Western common stock would be converted into 1.05 shares of Ahmanson common stock. On March 17, 1997, Ahmanson announced a revised merger proposal pursuant to which each share of Great Western common stock would be converted into not less than 1.10 nor more than 1.20 shares of Ahmanson common stock (as so revised, the "Ahmanson Proposal"). The Great Western board of directors, after consulting with its legal and financial advisors, determined not to authorize negotiations or discussions with Ahmanson concerning the Ahmanson Proposal. On May 12, 1997, Ahmanson publicly announced that it intended to commence an exchange offer for all of the outstanding shares of Great Western common stock on the same financial terms as the Ahmanson Proposal. Ahmanson and various other persons have commenced litigation in the Court of Chancery in the State of Delaware seeking various forms of relief, including a request for injunctive relief seeking to force Great Western to move the date of its special meeting of stockholders to vote on the Merger from its presently scheduled date of June 13, 1997. For further information on the Ahmanson Proposal and the litigation involving the Merger, investors should review the Joint Proxy Statement/Prospectus included in Washington Mutual's Registration Statement on Form S-4, Registration No. 333-23221, and the additional proxy soliciting material filed by Great Western and Washington Mutual in connection therewith.

    Great Western is a savings and loan holding company organized in 1955 under the laws of the state of Delaware. The principal assets of Great Western are the capital stock of Great Western Bank, a Federal Savings Bank ("GW Bank"), and Aristar, Inc. ("Aristar"). GW Bank is a federally chartered stock savings bank which has 416 branches in California and Florida. Real estate lending operations are conducted directly by GW Bank and by direct subsidiaries through more than 200 offices in 27 states with concentrations in California, Florida, Texas and Washington. Aristar conducts consumer finance operations through 502 offices in 23 states, most of which operate principally under the names of Blazer Financial Services or City Finance Company, provides direct installment loans and related credit insurance services, and purchases retail installment contracts. Great Western and its subsidiaries also engage in related service businesses, including investment company advisory and administrative activities, insurance operations and real estate development.

    At March 31, 1997, Great Western had total assets of $42.9 billion, deposits of $28.2 billion and stockholders' equity of $2.6 billion. Based on deposits, Great Western was at that date the fourth largest banking organization in California and the 24th largest in the United States.

    As a result of the Merger, Washington Mutual would rank as the third largest banking organization in the western United States and the twelfth largest in the United States, with over 1,500 retail and business banking, consumer lending and mortgage lending offices located in 36 states and serving an estimated 4.1 million households. Following the Merger, Washington Mutual will have a strong deposit market share in Washington, Oregon, Utah and the key consumer banking market of California, as well as a strong market presence on the east coast of Florida. In addition, Washington Mutual will rank as one of the largest originators and servicers of residential mortgage loans in the United States, giving it the economies of scale and efficiencies to compete effectively in the rapidly consolidating financial services industry.

                                  THE OFFERING


Securities Offered...........  8 3/8% Subordinated Capital Income Securities ("SKIS-SM-")
                               evidencing undivided beneficial interests in the assets of the Trust. The Capital Securities will have a preference
                               under certain circumstances with respect to cash
                               distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. Income received
                               with respect to the Capital Securities will generally be
                               interest income for federal income tax purposes.
                               Accordingly, corporate holders of Capital Securities will
                               not be entitled to a dividends received deduction with
                               respect to such income.

Distributions................  Holders of the Capital Securities will be entitled to receive cumulative cash Distributions at an annual rate of
                               8.375% of the liquidation preference of $1000 per Capital
                               Security, accruing from the date of original issuance and
                               payable semi-annually in arrears on June 1 and December 1 of each year commencing on December 1, 1997. The distribution rate and the distribution and other payment dates for the
                               Capital Securities will correspond to the interest rate and interest and other payment dates on the Junior Subordinated
                               Debentures. See "Description of Capital Securities."

Junior Subordinated            The Trust will invest the proceeds from the issuance of the
  Debentures.................  Capital Securities and Common Securities in an equivalent amount of 8 3/8% Junior Subordinated Debentures of the
                               Company. The Junior Subordinated Debentures will mature on
                               June 1, 2027. The Junior Subordinated Debentures will rank subordinate and junior in right of payment to all
                               Indebtedness of the Company. In addition, the Company's
                               obligations under the Junior Subordinated Debentures will be structurally subordinated to all existing and future
                               liabilities and obligations of its subsidiaries. See "Risk
                               Factors--Ranking of Subordinated Obligations Under the
                               Guarantee and the Junior Subordinated Debentures," "Risk
                               Factors--Status of Company as Holding Company" and
                               "Description of Junior Subordinated
                               Debentures--Subordination."

Guarantee....................  Payment of distributions out of moneys held by the Trust, and payments on liquidation of the Trust or the redemption of Capital Securities, are guaranteed by the Company to the extent the Trust has funds available therefor. If the
                               Company does not make principal or interest payments on the
                               Junior Subordinated Debentures, the Trust will not have
                               sufficient funds to make distributions on the Capital
                               Securities, in which event the Guarantee shall not apply to such distributions until the Trust has sufficient funds
                               available therefor. The Company's obligations under the
                               Guarantee, taken together with its obligations under the
                               Junior Subordinated Debentures and the Indenture, including its obligation to pay all costs, expenses and

                               liabilities of the Trust (other than with respect to the
                               Capital Securities), constitute a full and unconditional
                               guarantee of all of the Trust's obligations under the
                               Capital Securities. See "Description of Guarantee" and
                               "Relationship Among the Capital Securities, the Junior
                               Subordinated Debentures and the Guarantee." The obligations of the Company under the Guarantee are subordinate and
                               junior in right of payment to all Indebtedness of the
                               Company. See "Risk Factors--Ranking of Subordinated
                               Obligations Under the Guarantee and the Junior Subordinated
                               Debentures" and "Description of Guarantee."

Right to Defer Interest......  The Company has the right to defer payment of interest on the Junior Subordinated Debentures by extending the interest payment period on the Junior Subordinated Debentures, from time to time, for up to 10 consecutive semi-annual periods.
                               There could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures.
                               If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Capital Securities
                               will also be deferred for an equivalent period and the
                               Company may not, and may not permit any subsidiary of the
                               Company to, subject to certain exceptions set forth herein,
                               (i) declare or pay any dividends or distributions on, or
                               redeem, purchase, acquire, or make a liquidation payment
                               with respect to, the Company's capital stock or (ii) make
                               any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank
                               PARI PASSU with or junior to the Junior Subordinated
                               Debentures or make any guarantee payments with respect to
                               any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU with or junior to the Junior Subordinated Debentures (other than (a) dividends or distributions in common stock of the
                               Company, (b) payments under the Guarantee, (c) any
                               declaration of a dividend in connection with the
                               implementation of a stockholders' rights plan, or the
                               issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant
                               thereto, and (d) purchases of common stock related to the
                               issuance of common stock or rights under any of the
                               Company's benefit plans). During an Extension Period,
                               interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Capital Securities are entitled will accumulate) at the rate of 8.375% per annum, compounded semi-annually.
                               During an Extension Period, holders of Capital Securities
                               will be required to include deferred interest income
                               allocated to their Capital Securities in their gross income for United States federal income tax purposes as original
                               issue discount ("OID") even though the cash payments
                               attributable thereto have not been made. See "Description of
                               Junior Subordinated Debentures--Option to Extend Interest
                               Payments Period" and "Certain United States Federal Income
                               Tax Consequences--Interest Income and Original Issue
                               Discount."

Redemption...................  The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior
                               Subordinated Debentures at

                               maturity or their earlier redemption in an amount equal to the amount of related Junior Subordinated Debentures
                               maturing or being redeemed at a redemption price equal to
                               the aggregate liquidation preference of such Capital
                               Securities plus accumulated and unpaid Distributions thereon to the date of redemption. The Junior Subordinated
                               Debentures are redeemable prior to maturity at the option of the Company in whole at any time or in part from time to
                               time on or after June 1, 2007, or at any time in whole upon the occurrence of a Special Event, in either case subject to any necessary prior regulatory approval. See "Description of
                               Capital Securities-- Redemption--Mandatory Redemption,"
                               "--Special Event Redemption or Distribution of Junior
                               Subordinated Debentures" and "Description of Junior
                               Subordinated Debentures--Redemption."

Special Event................  Upon the occurrence and continuation of a Special Event, the
                               Company will have the right, subject to any necessary prior regulatory approval, to dissolve the Trust and cause the
                               Junior Subordinated Debentures to be distributed to the
                               holders of the Capital Securities and the Common Securities in liquidation of the Trust. See "Description of Capital
                               Securities--Redemption--Special Event Redemption or
                               Distribution of Junior Subordinated Debentures."

                               A "Special Event" means a Tax Event, Regulatory Capital
                               Event or an Investment Company Event. A "Tax Event" means
                               the receipt by the Trust of an opinion of counsel, rendered by a law firm having an established tax practice, to the
                               effect that, as a result of any amendment to, change in or announced prospective change in the laws (or any regulations thereunder) of the United States or any political
                               subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or
                               judicial decision interpreting or applying such laws or
                               regulations, which amendment or change is adopted or which proposed change, pronouncement or decision is announced on or after the date of original issuance of the Capital
                               Securities, there is more than an insubstantial risk that
                               (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax
                               with respect to income received or accrued on the Junior
                               Subordinated Debentures, (ii) interest payable by the
                               Company on such Junior Subordinated Debentures is not, or
                               within 90 days of the date of such opinion, will not be,
                               deductible by the Company, in whole or in part, for United
                               States federal income tax purposes, or (iii) the Trust is, or will be within 90 days of the date of such opinion,
                               subject to more than a DE MINIMIS amount of other taxes,
                               duties or other governmental charges. A "Regulatory Capital
                               Event" means that the Company shall have received an opinion of independent bank regulatory counsel experienced in such matters to the effect that, as a result of (a) any amendment to or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United
                               States or any rules, guidelines or policies of the
                               appropriate regulatory authorities or (b) any official
                               administrative pronouncement or judicial decision for
                               interpreting or applying such laws or regulations which
                               amendment or change is effective or such pronouncement or

                               decision is announced on or after the date of original
                               issuance of the Capital Securities, the Capital Securities do not constitute, or within 90 days of the date thereof,
                               will not constitute Tier 1 capital or its then equivalent, applied as if the Company or its successor were a bank
                               holding company (as that concept is used in the guidelines or regulations issued by the Board of Governors of the
                               Federal Reserve System); provided, however, that the
                               distribution of the Junior Subordinated Debentures in
                               connection with the liquidation of the Trust by the Company shall not in and of itself constitute a Regulatory Capital
                               Event unless such liquidation shall have occurred in
                               connection with a Tax Event or an Investment Company Event.
                               "Investment Company Event" means the receipt by the Trust of an opinion of counsel, rendered by a law firm having a
                               recognized securities practice, to the effect that, as a
                               result of the occurrence of a change in law or regulation or a change in interpretation or application of law or
                               regulation by any legislative body, court, governmental
                               agency or regulatory authority (a "Change in 1940 Act Law"), the Trust is or will be considered an "investment company"
                               that is required to be registered under the Investment
                               Company Act of 1940, as amended (the "1940 Act"), which
                               Change in 1940 Act Law becomes effective on or after the
                               date of original issuance of the Capital Securities.

Liquidation of the Trust.....  In the event of the liquidation of the Trust, after satisfaction of the claims of creditors of the Trust, if
                               any, as provided by applicable law, the holders of the
                               Capital Securities will be entitled to receive a liquidation preference of $1000 per Capital Security plus accumulated
                               and unpaid Distributions thereon to the date of payment,
                               which may be in the form of a distribution of such amount in
                               Junior Subordinated Debentures as described above. If such
                               Liquidation Distribution can be paid only in part because
                               the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts
                               payable directly by the Trust on the Capital Securities
                               shall be paid on a pro rata basis. The holder of the Common
                               Securities will be entitled to receive distributions upon
                               any such liquidation pro rata with the holders of the
                               Capital Securities, except that if an Indenture Event of
                               Default has occurred and is continuing, the Capital
                               Securities shall have a priority over the Common Securities.
                               See "Description of Capital Securities-- Liquidation
                               Distribution Upon Dissolution."

Use of Proceeds..............  The proceeds from the sale of the Capital Securities will be used to purchase the Junior Subordinated Debentures. The
                               Company expects to use the proceeds from the sale of the
                               Junior Subordinated Debentures for general corporate
                               purposes, which may include the repayment of indebtedness, investments in or extension of credit to its subsidiaries
                               and the financing of possible acquisitions. See "Use of
                               Proceeds."

ERISA Considerations.........  Prospective purchasers must carefully consider the restrictions on purchase set forth under "Certain ERISA
                               Considerations" herein.

                  SUMMARY FINANCIAL DATA OF WASHINGTON MUTUAL

    The following table sets forth selected historical consolidated financial information of the Company as of and for the periods indicated below. The summary consolidated financial data as of and for the years ended December 31, 1994, 1995, and 1996 were derived from the audited consolidated financial statements of the Company incorporated herein by reference. The following information should be read in conjunction with the consolidated financial statements of the Company, together with the related notes thereto incorporated herein by reference. The financial information presented herein has been restated for the mergers with Keystone Holdings, Inc. ("Keystone Holdings") and Western Bank in 1996 and with Pioneer Savings Bank in 1993 as if the respective companies had been combined for all prior periods presented. The information as of March 31, 1997 and for the three-month periods ended March 31, 1997 and 1996 is not necessarily indicative of the operating results for the entire year.

                                         THREE MONTHS ENDED
                                             MARCH 31,                          YEAR ENDED DECEMBER 31,
                                       ----------------------  ----------------------------------------------------------
                                          1997        1996        1996        1995        1994        1993        1992
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Interest income......................  $  826,733  $  764,622  $3,149,236  $2,916,086  $2,295,413  $2,198,578  $2,170,969
Interest expense.....................     509,780     477,620   1,958,229   1,923,436   1,335,358   1,211,896   1,302,489
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net interest income..................     316,953     287,002   1,191,007     992,650     960,055     986,682     868,480
Provision for loan losses............      15,526      20,889     201,512      74,987     122,009     158,728     158,537
Other income.........................      75,389      57,010     259,264     208,339     220,794     246,576     174,365
Other expense........................     192,632     181,094   1,025,304     700,514     695,517     687,519     561,688
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income before income taxes,
  extraordinary items and cumulative
  effect of change in tax accounting
  method.............................     184,184     142,029     223,455     425,488     363,323     387,011     322,620
Income taxes.........................      65,803      31,155      70,420     111,906     109,880      96,034      42,462
Provision for payments in lieu of
  taxes..............................       4,309      18,540      25,187       7,887        (824)     14,075      53,980
Extraordinary items, net of federal
  income tax effect(1)...............      --          --          --          --          --          (8,953)     (4,638)
Cumulative effect of change in tax
  accounting method..................      --          --          --          --          --          13,365      60,045
Minority interest in earnings of
  consolidated subsidiaries..........      --           3,527      13,570      15,793      13,992      13,991      14,030
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income(2)........................  $  114,072  $   88,807  $  114,278  $  289,902  $  240,275  $  267,323  $  267,555
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------

                                                                                     DECEMBER 31,
                                                  MARCH 31,   ----------------------------------------------------------
                                                     1997        1996        1995        1994        1993        1992
                                                  ----------  ----------  ----------  ----------  ----------  ----------
                                                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA
Assets..........................................  $46,051,150 $44,551,925 $42,026,622 $37,481,296 $33,614,912 $27,678,923
Loans...........................................  32,230,963  30,330,776  24,192,840  25,472,092  21,063,698  16,666,525
Trading, investment and mortgage-backed
  securities....................................  11,752,240  11,973,268  15,352,683   8,738,763   7,416,638   4,640,399
Deposits........................................  24,298,493  24,080,141  24,462,960  23,344,006  23,516,317  20,729,204
Borrowings (includes annuities).................  18,814,270  17,683,988  14,579,635  11,946,567   7,366,624   5,134,480
Stockholders' equity............................   2,427,997   2,397,888   2,541,704   1,854,836   1,765,560   1,467,835
Stockholders' equity as a percentage of total
  assets:
  Total stockholders' equity....................        5.27%       5.38%       6.05%       4.95%       5.25%       5.30%
  Common stockholders' equity...................        5.02        5.12        5.77        4.63        4.90        5.05
  Tangible stockholders' equity.................        5.00        5.10        5.69        4.46        4.64        5.09
  Tangible common stockholders' equity..........        4.75        4.83        5.40        4.14        4.28        4.84
Nonperforming assets as a percentage of total
  assets........................................        0.73        0.74        0.81        1.12        1.55        2.03
Reserve for loan losses as a percentage of:
  Nonperforming assets, less real estate
    owned.......................................      152.90      160.52      110.04       87.22       72.74       54.58
  Nonperforming assets..........................      109.76      110.29       69.42       58.52       46.91       31.98

                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,                 YEAR ENDED DECEMBER 31,
                                                                --------------------  ------------------------------------------
                                                                  1997       1996       1996       1995       1994       1993
                                                                ---------  ---------  ---------  ---------  ---------  ---------
OTHER FINANCIAL DATA
Net interest margin...........................................       2.88%      2.90%      2.89%      2.62%      2.90%      3.31%
Operating efficiency ratio(2)(3)..............................      49.10      52.64      70.70      58.33      58.90      55.75
Return on average assets(2)...................................       1.01       0.85       0.27       0.73       0.69       0.84
Return on stockholders' equity(2).............................      18.88      13.97       4.59      13.44      12.66      15.95
Dividend payout ratio(4)......................................      27.54      25.40      29.01      25.74      24.50      15.98


                                                                  1992
                                                                ---------
OTHER FINANCIAL DATA
Net interest margin...........................................       3.36%
Operating efficiency ratio(2)(3)..............................      53.86
Return on average assets(2)...................................       1.29
Return on stockholders' equity(2).............................      21.05
Dividend payout ratio(4)......................................      15.43

------------------------

(1) Extraordinary items include the call of subordinated capital notes, resulting in pretax losses of $2.2 million and $3.1 million during 1993 and 1992, and penalties for prepayment of Federal Home Loan Bank of San Francisco advances, resulting in pretax losses of $10.8 million and $3.6 million during 1993 and 1992.

(2) Earnings for 1996 were reduced $294.6 million by an after-tax charge of $209.8 million for transaction-related expense resulting from Washington Mutual's merger with Keystone Holdings and acquisition of American Savings Bank, and by an after-tax charge of $84.8 million representing Washington Mutual's portion of the one-time assessment paid by savings institutions and banks nationally to recapitalize the Savings Association Insurance Fund ("SAIF"). The following table presents selected financial data for 1996 as reported and without the above mentioned charges:

                                                                                  WITHOUT SAIF
                                                                                 ASSESSMENT AND
                                                                                TRANSACTION-RELATED
                                                                   AS REPORTED      EXPENSES
                                                                   -----------  -----------------
                                                                       (DOLLARS IN THOUSANDS)
Net income.......................................................   $ 114,278       $ 408,845
Operating efficiency ratio.......................................       70.70%          51.20%
Return on average assets.........................................        0.27            0.95
Return on stockholders' equity...................................        4.59           16.41

(3) The operating efficiency ratio measures other expense as a percentage of operating income (net interest income plus other income). No adjustments have been made to the calculation for any nonrecurring or one-time charges or assessments.

(4) Dividend payout ratio for each period is based on Washington Mutual's net income prior to business combinations occurring subsequent to such period.

            SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

    The following table sets forth certain selected historical financial data for Washington Mutual and Great Western and selected pro forma combined financial data. The pro forma amounts included in the table below give effect to the Merger as if it had been consummated on January 1, 1994 for income statement information and March 31, 1997 for balance sheet information. Pro forma adjustments made to arrive at the pro forma combined amounts are based on the pooling-of-interests method of accounting.

    This information should be read in conjunction with and is qualified in its entirety by reference to the Consolidated Financial Statements and notes thereto from Washington Mutual's Annual Report on Form 10-K for the year ended December 31, 1996, Washington Mutual's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, Great Western's Annual Report on Form 10-K/A for the year ended December 31, 1996, Great Western's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and the pro forma combined financial statements and accompanying discussion and notes thereto included in Washington Mutual's Current Report on Form 8-K dated May 20, 1997 included in the documents described under "Incorporation of Certain Documents by Reference." The pro forma amounts in the tables below are presented for informational purposes and are not necessarily indicative of the financial position or the results of operations of Washington Mutual following the Merger that actually would have occurred had the Merger been consummated as of the dates or for the periods presented. The pro forma amounts are also not necessarily indicative of the future financial position or future results of operations of Washington Mutual following the Merger.

INCOME STATEMENT DATA

                                               THREE MONTHS ENDED MARCH
                                                         31,                     YEAR ENDED DECEMBER 31,
                                               ------------------------  ----------------------------------------
WASHINGTON MUTUAL                                 1997         1996          1996          1995          1994
---------------------------------------------  -----------  -----------  ------------  ------------  ------------
                                                                     (DOLLARS IN THOUSANDS)
Net interest income..........................  $   316,953  $   287,002  $  1,191,007  $    992,650  $    960,055
Provision for loan losses....................       15,526       20,889       201,512        74,987       122,009
Other income (expense), net..................     (117,243)    (124,084)     (766,040)     (492,175)     (474,723)
Income taxes.................................       70,112       49,695        95,607       119,793       109,056
Minority interest in income of consolidated
  subsidiaries...............................      --             3,527        13,570        15,793        13,992
                                               -----------  -----------  ------------  ------------  ------------
Net income(1)................................  $   114,072  $    88,807  $    114,278  $    289,902  $    240,275
                                               -----------  -----------  ------------  ------------  ------------
                                               -----------  -----------  ------------  ------------  ------------

                                               THREE MONTHS ENDED MARCH
                                                         31,                     YEAR ENDED DECEMBER 31,
                                               ------------------------  ----------------------------------------
GREAT WESTERN                                     1997         1996          1996          1995          1994
---------------------------------------------  -----------  -----------  ------------  ------------  ------------
                                                                     (DOLLARS IN THOUSANDS)
Net interest income..........................  $   338,164  $   352,286  $  1,378,017  $  1,302,129  $  1,322,270
Provision for loan losses....................       40,390       36,021       196,158       177,050       206,379
Other income (expense), net..................     (183,071)    (197,471)     (995,237)     (702,957)     (709,357)
Income taxes.................................       49,000       47,500        70,800       161,100       155,300
                                               -----------  -----------  ------------  ------------  ------------
Net income(1)................................  $    65,703  $    71,294  $    115,822  $    261,022  $    251,234
                                               -----------  -----------  ------------  ------------  ------------
                                               -----------  -----------  ------------  ------------  ------------

                                                     FOOTNOTES ON FOLLOWING PAGE

                                                       THREE MONTHS ENDED MARCH
                                                                 31,                     YEAR ENDED DECEMBER 31,
                                                       ------------------------  ----------------------------------------
PRO FORMA INCLUDING GREAT WESTERN(2)                      1997         1996          1996          1995          1994
-----------------------------------------------------  -----------  -----------  ------------  ------------  ------------
                                                                             (DOLLARS IN THOUSANDS)
Net interest income..................................  $   655,117  $   639,288  $  2,569,024  $  2,294,779  $  2,282,325
Provision for loan losses............................       55,916       56,910       397,670       252,037       328,388
Other income (expense), net(3).......................     (300,314)    (321,555)   (1,761,277)   (1,195,132)   (1,184,080)
Income taxes.........................................      119,112       97,195       166,407       280,893       264,356
Minority interest in income of consolidated
  subsidiaries.......................................      --             3,527        13,570        15,793        13,992
                                                       -----------  -----------  ------------  ------------  ------------
Net income(1)........................................  $   179,775  $   160,101  $    230,100  $    550,924  $    491,509
                                                       -----------  -----------  ------------  ------------  ------------
                                                       -----------  -----------  ------------  ------------  ------------

--------------------------

(1) "Net income from continuing operations" and "net income" are equal for all periods presented.

(2) Merger-related expenses and addition to loan loss reserve anticipated to be recorded are not included in the Pro Forma Including Great Western summary statements of income for all periods presented.

(3) Includes pretax charge of $312.6 million representing Washington Mutual's and Great Western portion of the one-time assessment paid by savings institutions and banks nationally to recapitalize the SAIF.

BALANCE SHEET DATA

                                                                                    MARCH 31, 1997
                                                                    ----------------------------------------------
                                                                                                     PRO FORMA
                                                                     WASHINGTON                   INCLUDING GREAT
                                                                       MUTUAL      GREAT WESTERN     WESTERN(1)
                                                                    -------------  -------------  ----------------
                                                                                (DOLLARS IN THOUSANDS)
Assets............................................................  $  46,051,150  $  42,877,903   $   88,486,053
Loans.............................................................     32,230,963     31,210,853       63,341,816
Deposits..........................................................     24,298,493     28,158,331       52,456,824
Borrowings (including annuities)..................................     18,814,270     10,661,159       29,475,429
Stockholders' equity..............................................      2,427,997      2,585,070        4,695,067
Loans serviced for others.........................................  $  26,649,521  $  11,484,037   $   38,133,558
Loans originated during the quarter...............................      3,461,882      2,220,312        5,682,194
Loans sold during the quarter.....................................        567,878        419,715          987,593
Nonperforming assets..............................................        334,571        500,703          835,274
Reserve for loan losses...........................................        367,215        320,800          788,015
Stockholders equity as a percentage of total assets:
  Total stockholders' equity......................................           5.27%          6.03%            5.31%
  Common stockholders' equity.....................................           5.02           5.64             4.99
  Tangible stockholders' equity...................................           5.00           5.42             4.87
  Tangible common stockholders' equity............................           4.75           5.03             4.55
Nonperforming assets as a percentage of total assets..............           0.73           1.17             0.94
Reserve for loan losses as a percentage of:
  Nonperforming assets, less real estate owned....................         152.90%         75.73%          118.72%
  Nonperforming assets............................................         109.76          64.07            94.34

--------------------------

(1) Merger-related expenses and addition to loan loss reserve anticipated to be recorded are included in the Pro Forma Including Great Western financial data. Merger-related expenses and addition to loan loss reserve expected to be recorded by Washington Mutual are summarized in the following table (dollars in thousands):

Addition loan loss reserves..............................................  $ 100,000
Severance and management payments........................................    145,000
Facilities and equipment.................................................    106,000
Other expenses...........................................................     92,000
                                                                           ---------
  Total expenses.........................................................    443,000
Tax benefit..............................................................   (125,000)
                                                                           ---------
  Net expenses...........................................................  $ 318,000
                                                                           ---------
                                                                           ---------

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE CAPITAL SECURITIES SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND SHOULD PARTICULARLY CONSIDER THE FOLLOWING MATTERS. IN ADDITION, BECAUSE HOLDERS OF THE CAPITAL SECURITIES MAY RECEIVE JUNIOR SUBORDINATED DEBENTURES IN EXCHANGE THEREFOR UPON LIQUIDATION OF THE TRUST, PROSPECTIVE PURCHASERS OF CAPITAL SECURITIES ARE ALSO MAKING AN INVESTMENT DECISION WITH REGARD TO THE JUNIOR SUBORDINATED DEBENTURES AND SHOULD CAREFULLY REVIEW ALL THE INFORMATION REGARDING THE JUNIOR SUBORDINATED DEBENTURES CONTAINED HEREIN. TO THE EXTENT ANY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS CONSTITUTES A "FORWARD-LOOKING STATEMENT" AS DEFINED IN SECTION 27A(I)(L) OF THE SECURITIES ACT, THE RISK FACTORS SET FORTH BELOW ARE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENT.

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE JUNIOR
  SUBORDINATED DEBENTURES

    The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of Capital Securities and under the Junior Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Indebtedness of the Company. At March 31, 1997, the Indebtedness of the Company aggregated approximately $467.0 million. Neither the Indenture, the Guarantee nor the Declaration (as defined herein) place any limitation on the amount of secured or unsecured Indebtedness that may be incurred by the Company. See "Description of Guarantee--Status of the Guarantee" and "Description of Junior Subordinated Debentures--Subordination."

STATUS OF COMPANY AS HOLDING COMPANY

    As a holding company, the ability of the Company to make payments of interest and principal on the Junior Subordinated Debentures will be dependent primarily upon the receipt of dividends and other distributions from the Company's subsidiaries. The Company's principal subsidiaries are Washington Mutual Bank and American Savings Bank (the "Banks"). There are various regulatory restrictions on the ability of the Company's banking subsidiaries to pay dividends or make other payments to the Company. At March 31, 1997, the Company's banking subsidiaries could pay an aggregate of $468.6 million in dividends to the Company without prior regulatory approval. In addition, the right of the Company to participate in any distribution of assets of any subsidiary, including the Banks, upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Capital Securities to benefit indirectly from such distribution), will be subject to the prior claims of creditors of that subsidiary, except to the extent that any claims of the Company as a creditor of such subsidiary may be recognized as such. Accordingly, the Capital Securities will effectively be subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of the Capital Securities should look only to the assets of the Company for payments on the Capital Securities. As of March 31, 1997, the Company's consolidated subsidiaries had indebtedness and other liabilities of approximately $43.2 billion.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF CAPITAL SECURITIES

    If a Trust Enforcement Event (as defined herein) occurs and is continuing, then the holders of Capital Securities would rely on the enforcement by the Property Trustee (as defined herein) of its rights as a holder of the Junior Subordinated Debentures against the Company. The holders of a majority in liquidation preference of the Capital Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Junior Subordinated Debentures. If the Property Trustee fails to enforce its rights with respect to the Junior Subordinated Debentures held by the Trust, any record holder of Capital Securities may institute legal proceedings directly against the Company to enforce the Property Trustee's rights under such Junior Subordinated Debentures without first instituting any legal proceedings against such Property Trustee or any other person or entity.

    If the Company were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Trust would lack funds for the payment of Distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities would not be able to rely upon the Guarantee for payment of such amounts. However, in the event the Company failed to pay interest on or principal of the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Capital Securities may directly institute a proceeding against the Company for enforcement of payment to such holder of the interest on or principal of such Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation preference of the Capital Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Capital Securities under the Declaration to the extent of any payment made by the Company to such holder of Capital Securities in such Direct Action. Except as set forth herein, holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Capital Securities-- Enforcement of Certain Rights by Holders of Capital Securities," "Description of Guarantee" and "Description of Junior Subordinated Debentures--Debenture Events of Default." The Declaration provides that each holder of Capital Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES; MARKET PRICE
  CONSEQUENCES

    The Company has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, semi-annual Distributions on the Capital Securities by the Trust would be deferred but would
continue to accumulate at the rate of    % per annum, compounded semi-annually
during any such Extension Period. During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank PARI PASSU with or junior to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU with or junior to the Junior Subordinated Debentures (other than (a) dividends or distributions in common stock of the Company, (b) payments under the Guarantee, (c) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and
(d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans). Prior to the termination of any such Extension Period, the Company may further extend the Extension Period, provided that no Extension Period may exceed 10 consecutive semi-annual periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. See "Description of Capital Securities--Distributions" and "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Period."

    Should the Company defer payment of interest on the Junior Subordinated Debentures, a holder of Capital Securities will be required to accrue income (in the form of OID) in respect of its pro rata share of the Junior Subordinated Debentures held by the Trust for United States federal income tax purposes. As a result, a holder of Capital Securities will include such income in gross income for United States federal income tax purposes in advance of the receipt of cash attributable to such interest income, and will not receive the cash related to such income from the Trust if the holder disposes of the Capital Securities prior to the record date for the payment of Distributions with respect to such extension period. See "Certain United States Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "-- Sales of Capital Securities."

    The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Capital Securities is likely to be adversely affected. A holder that disposes of its Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Capital Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Capital Securities (which represent undivided beneficial interests in the Junior Subordinated Debentures) may be more volatile than the market prices of other similar securities where the issuer does not have such right to defer interest payments.

SPECIAL EVENT REDEMPTION; PROPOSED TAX LEGISLATION

    Upon the occurrence and continuation of a Special Event, the Company has the right, subject to any necessary regulatory approval, to redeem the Junior Subordinated Debentures in whole (but not in part) at the redemption price described herein within 90 days following the occurrence of such Special Event and thereby cause a mandatory redemption of the Capital Securities and Common Securities.

    A "Special Event" means a Tax Event, Regulatory Capital Event or an Investment Company Event. A "Tax Event" means the receipt by the Trust of an opinion of counsel, rendered by a law firm having an established tax practice, to the effect that, as a result of any amendment to, change in or announced prospective change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is adopted or which proposed change, pronouncement or decision is announced on or after the date of original issuance of the Capital Securities, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,
(ii) interest payable by the Company on such Junior Subordinated Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges. A "Regulatory Capital Event" means that the Company shall have received an opinion of independent bank regulatory counsel experienced in such matters to the effect that, as a result of (a) any amendment to or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any rules, guidelines or policies of the appropriate regulatory authorities or (b) any official administrative pronouncement or judicial decision for interpreting or applying such laws or regulations which amendment or change is effective or such pronouncement or decision is announced on or after the date of original issuance of the Capital Securities, the Capital Securities do not constitute, or within 90 days of the date thereof, will not constitute Tier 1 capital or its then equivalent, applied as if the Company or its successor were a bank holding company (as that concept is used in the guidelines or regulations issued by the Board of Governors of the Federal Reserve System); provided, however, that the distribution of the Junior Subordinated Debentures in connection with the liquidation of the Trust by the Company shall not in and of itself constitute a Regulatory Capital Event unless such liquidation shall have occurred in connection with a Tax Event or an Investment Company Event. "Investment Company Event" means the receipt by the Trust of an opinion of counsel, rendered by a law firm having a recognized securities practice, to the effect that, as a result of the occurrence of a Change in 1940 Act Law, the Trust is or will be considered an "investment company" that is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Capital Securities.

    Legislation was proposed by the United States Department of the Treasury as part of President Clinton's Fiscal 1998 Budget Proposal (the "Proposed Legislation") that contains a provision which generally would deny an interest deduction for interest paid or accrued on an instrument issued by a corporation that (i) has a maximum term of more than 15 years and (ii) is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. This provision was proposed to be effective generally for instruments issued on or after the date of the first Congressional committee action taken on the Proposed Legislation. If this provision were to apply to the Junior Subordinated Debentures, the Company would not be able to deduct the interest on the Junior Subordinated Debentures. As of the date of this Prospectus, no Congressional committee action had been taken on the Proposed Legislation. There can be no assurance, however, that the Proposed Legislation or future legislative proposals or final legislation will not adversely affect the ability of the Company to deduct interest on the Junior Subordinated Debentures or otherwise affect the tax treatment of the transactions described herein. Moreover, such legislation could give rise to a Special Event, which would permit the Company to cause a redemption of the Capital Securities, as described more fully herein under the caption "Description of Capital Securities--Redemption."

EXCHANGE OF PREFERRED SECURITIES FOR JUNIOR SUBORDINATED DEBENTURES

    Upon the occurrence and continuation of a Special Event the Company will have the right, subject to any necessary prior regulatory approval, to dissolve the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities and the Common Securities in liquidation of the Trust. In addition, upon liquidation of the Trust and certain other events, the Junior Subordinated Debentures may be distributed to such holders. Under current United States federal income tax law and interpretations thereof and assuming, as expected, the Trust is treated as a grantor trust for United States federal income tax purposes, a distribution by the Trust of the Junior Subordinated Debentures pursuant to a liquidation of the Trust will not be a taxable event to the Trust or to holders of the Capital Securities and will result in a holder of the Capital Securities receiving directly such holder's pro rata share of the Junior Subordinated Debentures (previously held indirectly through the Trust). If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures as a result of the occurrence of a Tax Event or otherwise, the distribution of Junior Subordinated Debentures to holders of the Capital Securities by the Trust would be a taxable event to the Trust and each holder, and holders of the Capital Securities would recognize gain or loss as if they had exchanged their Capital Securities for the Junior Subordinated Debentures they received upon the liquidation of the Trust. See "Certain United States Federal Income Tax Consequences--Distribution of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust."

MARKET PRICES

    There can be no assurance as to the market prices for Capital Securities or Junior Subordinated Debentures that may be distributed in exchange for Capital Securities if a liquidation of the Trust occurs. Accordingly, the Capital Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debentures that a holder of Capital Securities may receive on liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby. Because holders of Capital Securities may receive Junior Subordinated Debentures on termination of the Trust, prospective purchasers of Capital Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See "Description of Capital Securities--Redemption--Special Event Redemption or Distribution of Junior Subordinated Debentures" and "Description of Junior Subordinated Debentures--General."

LIMITED VOTING RIGHTS

    Holders of Capital Securities generally will have limited voting rights relating only to the modification of the Capital Securities and certain other matters described herein. Holders of Capital Securities will not be entitled to vote to appoint, remove or replace any of the Trustees (as defined below), which voting rights are vested exclusively in the holder of the Common Securities. The Trustees and the Company may amend the Declaration without the consent of holders of Capital Securities to ensure that the Trust will be classified as a grantor trust for United States federal income tax purposes, unless such action adversely affects in any material respect the interests of such holders. See "Description of Capital Securities--Voting Rights; Amendment of the Declaration" and "--Removal of Trustees."

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

    Prior to this offering there has been no public market for the Capital Securities, and there can be no assurance that such a market will develop. The Capital Securities will not be listed on any securities exchange. The Underwriters have advised the Company that they intend to make a market in the Capital Securities after the consummation of this offering, as permitted by applicable laws and regulations; however, the Underwriters are not obligated to do so, and may discontinue any such market making activities at any time without notice. Therefore, there can be no assurance that an active market for the Capital Securities will develop. If a trading market for the Capital Securities does develop, the Capital Securities may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, the performance of the Company and other factors.

CONSEQUENCES OF HIGHLY LEVERAGED TRANSACTION

    The Indenture does not contain any provisions that afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged transaction, including a change of control, or other similar transactions involving Washington Mutual that may adversely affect such holders. See "Description of Junior Subordinated Debentures."

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company and its subsidiaries as of March 31, 1997, and as adjusted to give effect to the consummation of the offering of the Capital Securities. The following data is qualified by the detailed information and financial statements appearing in the documents incorporated by reference herein.

                                                                                              MARCH 31, 1997
                                                                                        --------------------------
                                                                                           ACTUAL     AS ADJUSTED
                                                                                        ------------  ------------
                                                                                          (DOLLARS IN THOUSANDS)
Long-term debt(1).....................................................................  $    246,753  $    646,753

Shareholders' equity:
  Preferred stock.....................................................................       118,063       118,063
  Common stock........................................................................       839,171       839,171
  Net unrealized gain on investment securities available for sale.....................       (12,935)      (12,935)
  Retained earnings...................................................................     1,483,698     1,483,698
                                                                                        ------------  ------------
    Total shareholders' equity........................................................     2,427,997     2,427,997
                                                                                        ------------  ------------
      Total capitalization............................................................  $  2,674,750  $  3,074,750
                                                                                        ------------  ------------
                                                                                        ------------  ------------

------------------------

(1) As adjusted reflects issuance of the Capital Securities. The Trust is a wholly-owned subsidiary of the Company and will hold the Junior Subordinated Debentures in the aggregate principal amount of $412,372,000 as its sole asset.

                                USE OF PROCEEDS

    The Company expects to use the proceeds from the sale of the Junior Subordinated Debentures ($400,000,000 before expenses of the offering) for general corporate purposes, which may include the repayment of indebtedness, redemption of one or more series of preferred stock, investments in or extensions of credit to its subsidiaries and the financing of possible acquisitions. Pending such use, the net proceeds may be temporarily invested in short-term obligations. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and its subsidiaries and the availability of other funds.

          RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The Company's consolidated ratios of earnings to fixed charges and consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements for each of the periods indicated are set forth below:

                                                        THREE MONTHS ENDED
                                                            MARCH 31,                       YEAR ENDED DECEMBER 31,
                                                       --------------------  -----------------------------------------------------
                                                         1997       1996       1996       1995       1994       1993       1992
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings to Fixed Charges:
  Excluding Interest on Deposits.....................       1.73x      1.70x      1.25x      1.54x      1.75x      2.13x      2.02x
  Including Interest on Deposits.....................       1.36x      1.30x      1.11x      1.22x      1.27x      1.32x      1.25x
Earnings to Combined Fixed Charges and Preferred
  Stock Dividend Requirements:
  Excluding Interest on Deposits.....................       1.70x      1.64x      1.21x      1.49x      1.66x      2.01x      1.98x
  Including Interest on Deposits.....................       1.35x      1.28x      1.10x      1.21x      1.25x      1.30x      1.24x

    For purposes of computing the ratios of both earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements, earnings represent income before income taxes, extraordinary items, cumulative effect of change in tax accounting method, minority interest and fixed charges. Fixed charges, excluding interest on deposits, represent interest expense (except interest on deposits). Fixed charges, including interest on deposits, represent all interest expense. Combined fixed charges and preferred stock dividend requirements, excluding interest on deposits, represent interest expense (except interest paid on deposits), and an amount equal to the pre-tax earnings required to meet applicable preferred stock dividend requirements. Combined fixed charges and preferred stock dividend requirements, including interest on deposits, represent all interest expense, and an amount equal to the pre-tax earnings required to meet applicable preferred stock dividend requirements.

                              ACCOUNTING TREATMENT

    For financial reporting purposes, the Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of the Company. The sole asset of the Trust will be $412,372,000 aggregate principal amount of Junior Subordinated Debentures, issued by the Company to the Trust. The Capital Securities will be presented in the consolidated balance sheet of the Company in the "Trust Preferred Securities" line item in the "Liabilities" section and appropriate disclosures about the Capital Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements for financial reporting purposes. The Company will record Distributions payable on the Capital Securities as interest expense in the consolidated statements of income.

                                   THE TRUST

    The Trust is a statutory trust created under the Trust Act pursuant to a declaration of trust and the filing of a certificate of trust with the Secretary of State of the State of Delaware. The Company will acquire Common Securities in an aggregate liquidation preference equal to at least 3% of the total capital of the Trust. The Trust will use all the proceeds derived from the issuance of the Capital Securities and the Common Securities to purchase the Junior Subordinated Debentures and, accordingly, the assets of the Trust will consist solely of the Junior Subordinated Debentures. The Trust exists for the exclusive purpose of
(i) issuing the Trust Securities representing undivided beneficial ownership interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Junior Subordinated Debentures, and (iii) engaging in only those other activities necessary or incidental thereto.

    Pursuant to the Declaration, there will initially be five trustees (the "Trustees") for the Trust. Three of the Trustees (the "Regular Trustees") will be individuals who are employees or officers of or who are affiliated with the Company. The fourth trustee will be a financial institution that is unaffiliated with the Company (the "Property Trustee"). The fifth trustee will be an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Initially, The Bank of New York, a New York banking corporation, will act as Property Trustee, and its affiliate, The Bank of New York (Delaware), a Delaware corporation, will act as Delaware Trustee until, in each case, removed or replaced by the Company as holder of the Common Securities. The Bank of New York will also act as trustee under the Guarantee (the "Guarantee Trustee").

    The Property Trustee will hold title to the Junior Subordinated Debentures for the benefit of the holders of the Trust Securities, and the Property Trustee will have the power to exercise all rights, powers and privileges with respect to the Junior Subordinated Debentures under the Indenture (as defined herein) as the holder of the Junior Subordinated Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Junior Subordinated Debentures for the benefit of the holders of the Trust Securities. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Capital Securities. The Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace any of the Trustees and to increase or decrease the number of Trustees; PROVIDED that the number of trustees shall be at least three; PROVIDED further that at least one Trustee shall be a Delaware Trustee, at least one Trustee shall be the Property Trustee and at least one Trustee shall be a Regular Trustee. The Company will pay all fees and expenses related to the organization and operations of the Trust (including any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other domestic taxing authority upon the Trust) and the offering of the Capital Securities and be responsible for all debts and obligations of the Trust (other than with respect to the Capital Securities).

    For so long as the Capital Securities remain outstanding, the Company will covenant (i) to maintain directly or indirectly 100% ownership of the Common Securities, (ii) to cause the Trust to remain a statutory business trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the Declaration, (iii) to use its commercially reasonable efforts to ensure that the Trust will not be an "investment company" for purposes of the 1940 Act and (iv) to take no action that would be reasonably likely to cause the Trust to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes. It is not expected that the Trust will file reports under Section 13(a) of the Exchange Act.

    The rights of the holders of the Capital Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration and the Trust Indenture Act. See "Description of Capital Securities." The Declaration and the Guarantee also incorporate by reference the terms of the Trust Indenture Act.

    The location of the principal executive office of the Trust is c/o Washington Mutual, Inc., 1201 Third Avenue, Seattle, Washington 98101, and its telephone number is 206-461-2000.

                       DESCRIPTION OF CAPITAL SECURITIES

    Pursuant to the terms of the Declaration, the Regular Trustees on behalf of the Trust will issue the Capital Securities and the Common Securities. The Capital Securities will represent undivided beneficial ownership interests in the assets of the Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Declaration. This summary of certain provisions of the Capital Securities and the Declaration does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Declaration, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of the Declaration (as supplemented or amended from time to time) are referred to herein, the definitions of such defined terms are incorporated herein by reference.

GENERAL

    The Capital Securities will rank PARI PASSU, and payments will be made thereon pro rata, with the Common Securities except as described under "--Subordination of Common Securities." Legal title to the Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Capital Securities and the Common Securities. The Guarantee executed by the Company for the benefit of the holders of the Capital Securities will be a guarantee on a subordinated basis with respect to the Capital Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of the Capital Securities when the Trust does not have sufficient funds available to make such payments. See "Description of Guarantee." In such event, the remedy of a holder of Capital Securities is to vote to direct the Property Trustee to enforce the Property Trustee's rights under the Junior Subordinated Debentures or to commence a Direct Action. See "--Voting Rights; Amendment of the Declaration" below. The Company's obligations under the Guarantee, taken together with its obligations under the Junior Subordinated Debentures and the Indenture, including its obligation to pay all costs, expenses and liabilities of the Trust (other than with respect to the Capital Securities), constitute a full and unconditional guarantee of all of the Trust's obligations under the Capital Securities.

    Holders of the Capital Securities have no preemptive or similar rights.

DISTRIBUTIONS


    Distributions on each Capital Security will be payable at the annual rate of 8.375% of the liquidation preference of $1000, payable semi-annually in arrears on June 1 and December 1 of each year. Distributions will accumulate from June 4, 1997, the date of original issuance, and commence on December 1, 1997. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.


    Distributions on the Capital Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions. The revenue of the Trust available for distribution to holders of its Capital Securities will be limited to payments under the Junior Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Capital Securities and the Common Securities. See "Description of Junior Subordinated Debentures." If the Company does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Capital Securities.

    The Company will have the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such extension, semi-annual Distributions on the Capital Securities will be deferred by the Trust during any such Extension Period. Distributions to which holders of the Capital Securities are entitled will accumulate and compound semi-annually at the rate per annum of 8.375% thereof from the relevant payment date for such Distributions. The term "Distributions" as used herein shall include any such compounded amounts unless the context otherwise requires. During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank PARI PASSU with or junior to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in common stock of the Company, (b) payments under the Guarantee, (c) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans). Prior to the termination of any such Extension Period, the Company may further extend the Extension Period, provided that no Extension Period may exceed 10 consecutive semi-annual periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period. See "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period" and "Certain United States Federal Income Tax Consequences--Interest Income and Original Issue Discount." The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period of the Junior Subordinated Debentures.


    In the event that any date on which Distributions are payable on the Capital Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Indenture Trustee (as defined herein) is closed for business.


    Distributions on the Capital Securities (other than distributions on a Redemption Date) will be payable to the holders thereof as they appear on the register of the Trust on the relevant record dates, which shall be the 15th day of the month prior to the relevant Distribution Date. Distributions payable on any Capital Securities that are not punctually paid on any Distribution Date will cease to be payable to the person in whose name such Capital Securities are registered on the relevant record date, and such defaulted distribution will instead be payable to the person in whose name such Capital Securities are registered on the special record date or other specified date determined in accordance with the Declaration.


REDEMPTION


    MANDATORY REDEMPTION. Unless a Special Event has occurred, the Capital Securities will not be redeemable prior to June 1, 2007. Upon the repayment or redemption of the Junior Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem the Capital Securities and Common Securities, upon not less than 30 nor more than 60 days notice prior to the date fixed for repayment or redemption. If less than all of the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption PRO RATA of the Capital Securities and Common Securities.

    SPECIAL EVENT REDEMPTION OR DISTRIBUTION OF JUNIOR SUBORDINATED
DEBENTURES. If a Special Event shall occur and be continuing, the Company will have the right, subject to the receipt of any necessary prior regulatory approval, to either (i) redeem within 90 days following the occurrence of such Special Event the Junior Subordinated Debentures on the date of redemption (the "Redemption Date") in whole (but not in part) and thereby cause a mandatory redemption of the Capital Securities in whole (but not in part) at a redemption price with respect to the Capital Securities equal to the Special Event Redemption Price (which is equal to the Special Event Prepayment Price in respect of the Junior Subordinated Debentures) or (ii) dissolve the Trust within 90 days following the occurrence of such Special Event and, after satisfaction of the claims of creditors of the Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities in liquidation of the Trust. Under current United States federal income tax law and interpretations thereof and assuming, as expected, the Trust is treated as a grantor trust, a distribution of the Junior Subordinated Debentures should not be a taxable event to holders of the Capital Securities. Should there be a change in law, a change in legal interpretation, certain Tax Events or other circumstances, however, the distribution could be a taxable event to holders of the Capital Securities. See "Certain United States Federal Income Tax Consequences--Distribution of Junior Subordinated Debentures or Cash upon Liquidation of the Trust."

    If the Company does not elect either option described above, the Capital Securities will remain outstanding until the repayment of the Junior Subordinated Debentures, whether at maturity or redemption, and in the event a Tax Event has occurred and is continuing, the Company will be obligated to pay any additional taxes, duties, assessments and other governmental charges (other than withholding taxes) to which the Trust has become subject as a result of a Tax Event. See "Description of Junior Subordinated Debentures."

    A "Special Event" means a Tax Event, a Regulatory Capital Event or an Investment Company Event. A "Tax Event" means the receipt by the Trust of an opinion of counsel, rendered by a law firm having an established tax practice, to the effect that, as a result of any amendment to, change in or announced prospective change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is adopted or which proposed change, pronouncement or decision is announced on or after the date of original issuance of the Capital Securities, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,
(ii) interest payable by the Company on such Junior Subordinated Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges. A "Regulatory Capital Event" means that the Company shall have received an opinion of independent bank regulatory counsel experienced in such matters to the effect that, as a result of (a) any amendment to or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any rules, guidelines or policies of the appropriate regulatory authorities or (b) any official administrative pronouncement or judicial decision for interpreting or applying such laws or regulations which amendment or change is effective or such pronouncement or decision is announced on or after the date of original issuance of the Capital Securities, the Capital Securities do not constitute, or within 90 days of the date thereof, will not constitute Tier 1 capital or its then equivalent, applied as if the Company or its successor were a bank holding company (as that concept is used in the guidelines or regulations issued by the Board of Governors of the Federal Reserve System); provided, however, that the distribution of the Junior Subordinated Debentures in connection with the liquidation of the Trust by the Company shall not in and of itself constitute a Regulatory Capital Event unless such liquidation shall have occurred in connection with a Tax Event or an Investment Company Event. "Investment Company Event" means the receipt by the Trust of an opinion of counsel, rendered by a law firm having a recognized national securities practice, to the effect that, as a result of the occurrence of Change in 1940 Act Law, the Trust is or will be considered an "investment company" that is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Capital Securities.

REDEMPTION PROCEDURES

    Capital Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption or payment at Stated Maturity of the Junior Subordinated Debentures. Redemptions of the Capital Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Trust has sufficient funds available for the payment of such Redemption Price. See also "--Subordination of Common Securities."

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Capital Securities to be redeemed at its registered address. If the Trust gives a notice of redemption in respect of the Capital Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price for all securities held in DTC and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Capital Securities. See "--Book-Entry Issuance." Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Capital Security called for redemption shall be payable to the holders of such Capital Security on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Capital Securities so called for redemption will cease, except the right of the holders of such Capital Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Capital Securities will cease to be outstanding. In the event that any date fixed for redemption of Capital Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. In the event that payment of the Redemption Price in respect of Capital Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee as described under "Description of Guarantee," Distributions on such Capital Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the Trust for the Capital Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

    Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Capital Securities by tender, in the open market or by private agreement.

    The Trust may not redeem fewer than all of the outstanding Capital Securities unless all accrued and unpaid distributions have been paid on all Capital Securities for all semi-annual distribution periods terminating on or prior to the date of redemption. If less than all of the Capital Securities and Common Securities issued by the Trust are to be redeemed on a Redemption Date, then the aggregate amount of such Capital Securities and Common Securities to be redeemed shall be allocated pro rata among the Capital Securities and the Common Securities. The particular Capital Securities to be redeemed shall be selected on a PRO RATA basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Capital Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $1000 or integral multiples of $1000 in excess thereof) of the liquidation preference of Capital Securities of denominations larger than $1000. The Property Trustee shall promptly notify the trust registrar in writing of the Capital Securities selected for redemption and, in the case of any Capital

Security selected for partial redemption, the liquidation preference thereof to be redeemed. For all purposes of the Declaration, unless the context otherwise requires, all provisions relating to the redemption of Capital Securities shall relate, in the case of any Capital Security redeemed or to be redeemed only in part, to the portion of the aggregate liquidation preference of Capital Securities which has been or is to be redeemed.

SUBORDINATION OF COMMON SECURITIES

    Payment of Distributions on, and the Redemption Price of, the Capital Securities and the Common Securities, as applicable, shall be made PRO RATA based on the liquidation preference of such Capital Securities and Common Securities; PROVIDED, HOWEVER, that if on any Distribution Date or Redemption Date an Indenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Capital Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding Capital Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Capital Securities then due and payable.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    Pursuant to the Declaration, the Trust shall automatically dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company or the Trust; (ii) upon receipt by the Property Trustee of written notice from the Company, as Sponsor, directing the Property Trustee to dissolve the Trust; (iii) the redemption of all of the Capital Securities in connection with the maturity or redemption of all of the Junior Subordinated Debentures; and (iv) the entry by a court of competent jurisdiction of an order for the dissolution of the Trust.

    If an early dissolution occurs as described in clause (i), (ii) or (iv) above, the Trust shall be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Capital Securities and Common Securities their PRO RATA interest in the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of Capital Securities, the aggregate of the liquidation amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Capital Securities shall be paid on a PRO RATA basis. The holder of the Common Securities will be entitled to receive distributions upon any such liquidation PRO RATA with the holders of the Capital Securities, except that if an Indenture Event of Default has occurred and is continuing, the Capital Securities shall have a priority over the Common Securities.

    After the liquidation date is fixed for any distribution of Junior Subordinated Debentures to holders of the Capital Securities (i) the Capital Securities will no longer be deemed to be outstanding, and (ii) DTC or its nominee, as a record holder of Capital Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution.

TRUST ENFORCEMENT EVENTS

    An Indenture Event of Default constitutes a Trust Enforcement Event under the Declaration with respect to the Trust Securities, provided that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Trust Enforcement Event with respect to the Common Securities until all Trust Enforcement Events with respect to the Capital Securities have been cured, waived or otherwise eliminated. Until such Trust Enforcement Event with respect to the Capital Securities has been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Capital Securities and only the holders of the Capital Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Indenture.

    Upon the occurrence of a Trust Enforcement Event, the Indenture Trustee (as defined herein) or the Property Trustee as the holder of the Junior Subordinated Debentures will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Debentures to be immediately due and payable. Each of the Company and the Trust is required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

    If the Property Trustee fails to enforce its rights with respect to the Junior Subordinated Debentures held by the Trust, any record holder of Capital Securities may institute legal proceedings directly against the Company to enforce the Property Trustee's rights under such Junior Subordinated Debentures without first instituting any legal proceedings against such Property Trustee or any other person or entity. In addition, if a Trust Enforcement Event has occurred and is continuing and such event is attributable to the failure of the Company to pay interest, principal or other required payments on the Junior Subordinated Debentures issued to the Trust on the date such interest, principal or other payment is otherwise payable, then a record holder of Capital Securities may, on or after the respective due dates specified in the Junior Subordinated Debentures, institute a proceeding directly against the Company for enforcement of payment on Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation preference of the Capital Securities held by such holder. In connection with such Direct Action, the Company will be subrogated to the rights of such record holder of Capital Securities to the extent of any payment made by the Company to such record holder of Capital Securities.

VOTING RIGHTS; AMENDMENT OF THE DECLARATION

    Except as provided below and under "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the Declaration, the holders of the Capital Securities will have no voting rights.

    So long as any Junior Subordinated Debentures are held by the Property Trustee, the Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or executing any trust or power conferred on the Property Trustee with respect to such Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or such Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation preference of all outstanding Capital Securities; PROVIDED, HOWEVER, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of Capital Securities. The Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Capital Securities except pursuant to a subsequent vote of the holders of the Capital Securities. The Property Trustee shall notify each holder of record of the Capital Securities of any notice of default which it receives with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Capital Securities, prior to taking any of the foregoing actions, the Trustees shall receive an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes on account of such action.

    The Declaration may be amended from time to time by the Company and a majority of the Regular Trustees (and in certain circumstances the Property Trustee and the Delaware Trustee), without the consent of the holders of the Capital Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Declaration that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Declaration that shall not be inconsistent with the other provisions of the Declaration, or (ii) to modify, eliminate or add to any provisions of the Declaration to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Capital Securities and Common Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the 1940 Act; provided, however, that such action shall not adversely affect in any material respect the interests of any holder of Capital Securities or Common Securities, and any amendments of the Declaration shall become effective when notice thereof is given to the holders of Capital Securities and Common Securities. The Declaration may be amended by the Company and a majority of the Regular Trustees with (i) the consent of holders representing not less than a majority (based upon liquidation preferences) of the outstanding Capital Securities and Common Securities and (ii) receipt by the Regular Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Regular Trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from status of an "investment company" under the 1940 Act; provided, further that without the consent of each holder of Capital Securities and Common Securities affected thereby, the Declaration may not be amended to (i) change the amount or timing of any Distribution on the Capital Securities and Common Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Capital Securities and Common Securities as of a specified date or (ii) restrict the right of a holder of Capital Securities or Common Securities to institute suit for the enforcement of any such payment on or after such date.

    Any required approval of holders of Capital Securities may be given at a meeting of holders of Capital Securities convened for such purpose or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Capital Securities in the manner set forth in the Declaration.

    No vote or consent of the holders of Capital Securities will be required for the Trust to redeem and cancel its Capital Securities in accordance with the Declaration.

    Notwithstanding that holders of Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Capital Securities that are owned by the Company, the Trustees or any affiliate of the Company or any Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

EXPENSES AND TAXES

    In the Indenture, the Company, as borrower, has agreed to pay all debts and other obligations (other than with respect to the Capital Securities) and all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the Trustees and the costs and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust might become subject. The Company has also agreed in the Indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

REGISTRAR AND TRANSFER AGENT

    The Property Trustee will act as registrar and transfer agent for the Capital Securities.

    Registration of transfers of Capital Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required (i) to register or cause to be registered the transfer or exchange of the Capital Securities during a period beginning at the opening of business 15 days before the day of the mailing of the relevant notice of redemption and ending at the close of business on the day of mailing of such notice of redemption or (ii) to register or cause to be registered the transfer or exchange of any Capital Securities so selected for redemption, except in the case of any Capital Securities being redeemed in part, any portion thereof not to be redeemed.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, other than during the occurrence and continuance of a Trust Enforcement Event, undertakes to perform only such duties as are specifically set forth in the Declaration and, after such Trust Enforcement Event, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Capital Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Trust Enforcement Event has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Declaration or is unsure of the application of any provision of the Declaration, and the matter is not one on which holders of Capital Securities are entitled under the Declaration to vote, then the Property Trustee may, but shall be under no duty to, take such action as is directed by the Company and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Capital Securities and the Common Securities and will have no liability except for its own bad faith, negligence or willful misconduct. The Property Trustee also serves as the Guarantee Trustee under the Guarantee and the Indenture Trustee under the Indenture.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Global Certificates shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Capital Securities are held in definitive form, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Regular Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Regular Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Regular Trustees and the Company) to act as Paying Agent.

BOOK-ENTRY ISSUANCE

    The Capital Securities initially will be represented by one or more Capital Securities in registered, global form (collectively, the "Global Capital Securities"). The Global Capital Securities will be deposited upon issuance with the Property Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

    Except as set forth below, the Global Capital Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Capital Securities may not be exchanged for Capital Securities in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Capital Securities for Certificated Capital Securities."

    Transfer of beneficial interests in the Global Capital Securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

DEPOSITARY PROCEDURES

    DTC has advised the Trust and the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised the Trust and the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Capital Securities, DTC will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Capital Securities and (ii) ownership of such interests in the Global Capital Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Capital Securities).

    Except as described below, owners of interests in the Global Capital Securities will not have Capital Securities registered in their name, will not receive physical delivery of Capital Securities in certificated form and will not be considered the registered owners or holders thereof for any purpose.

    Payments in respect of the Global Capital Security registered in the name of DTC or its nominee will be payable by the Property Trustee to DTC in its capacity as the registered holder. The Property Trustee will treat the persons in whose names the Capital Securities, including the Global Capital Securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Property Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Capital Securities, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Capital Securities or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Trust and the Company that its current practice, upon receipt of any payment in respect of securities such as the Capital Securities, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Capital Securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Property Trustee or the Trust. Neither the Trust nor the Property Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Capital Securities, and the Trust and the Property Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Interests in the Global Capital Securities will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

    DTC has advised the Trust and the Company that it will take any action permitted to be taken by a holder of Capital Securities only at the direction of one or more Participants to whose account with DTC interests in the Global Capital Securities are credited. However, if there is an Event of Default, DTC reserves the right to exchange the Global Capital Securities for legended Capital Securities in certificated form and to distribute such Capital Securities to its Participants.

    The information in this section concerning DTC and its book-entry systems has been obtained from sources that the Trust and the Company believe to be reliable, but neither the Trust nor the Company takes responsibility for the accuracy thereof.

EXCHANGE OF BOOK-ENTRY CAPITAL SECURITIES FOR CERTIFICATED CAPITAL SECURITIES

    A Global Capital Security is exchangeable for Capital Securities in registered certificated form if (i) DTC (x) notifies the Trust that it is unwilling or unable to continue as Depositary for the Global Capital Security or
(y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, the Trust thereupon fails to appoint a Successor Depositary, or
(ii) the Company in its sole discretion elects to cause the issuance of the Capital Securities in certificated form. In all cases, certificated Capital Securities delivered in exchange for any Global Capital Security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

    The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. The Trust may, at the request of the Company, with the consent of the Regular Trustees and without the consent of the holders of the Capital Securities, merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided that (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Capital Securities or (b) substitutes for the Capital Securities other securities having substantially the same terms as the Capital Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Capital Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Debentures, (iii) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Capital Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Capital Securities (including any Successor Securities) in any material respect, (v) such successor entity has a purpose identical to that of the Trust, (vi) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer, or lease, the Company has received an opinion from independent counsel to the Trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Capital Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, (1) neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act and (2) the Trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes,

(vii) the Company or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee, (viii) such successor entity expressly assumes all of the obligations of the Trust with respect to the Trustees and (ix) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Capital Securities are then listed. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in aggregate liquidation preference of the Capital Securities, consolidate, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

MERGER OR CONSOLIDATION OF TRUSTEES

    Any corporation into which the Property Trustee, the Delaware Trustee or any Regular Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Declaration, provided such corporation shall be otherwise qualified and eligible.

MISCELLANEOUS

    The Regular Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as other than a grantor trust for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the Certificate of Trust or the Declaration, that the Company and the Regular Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Capital Securities.

    The Trust may not borrow money nor issue debt nor mortgage or pledge any of its assets.

GOVERNING LAW

    The Declaration and the Capital Securities will be governed by and construed in accordance with the laws of the State of Delaware.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

    The Junior Subordinated Debentures are to be issued under a Junior Subordinated Indenture (the "Indenture"), between the Company and The Bank of New York, a New York banking corporation, as trustee (the "Indenture Trustee"). This summary of certain terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture.

GENERAL

    Concurrently with the issuance of the Capital Securities, the Trust will invest the proceeds thereof and the consideration paid by the Company for the Common Securities in the Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures will be in the principal amount equal to the aggregate liquidation preference of the Capital Securities plus the Company's concurrent investment in the

Common Securities. The Junior Subordinated Debentures will bear interest at the annual rate of 8.375% of the principal amount thereof, payable semi-annually in arrears on June 1 and December 1 of each year (each, an "Interest Payment Date"), commencing December 1, 1997, to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the 15th day of the month prior to the relevant Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Trust, each Junior Subordinated Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Capital Securities and the Common Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 8.375% thereof, compounded semi-annually. The term "interest" as used herein shall include semi-annual interest payments and interest on semi-annual interest payments not paid on the applicable Interest Payment Date, as applicable.



    The Junior Subordinated Debentures will mature on June 1, 2027.


    The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Indebtedness (as defined below) of the Company. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See "-- Subordination."

    The federal banking agencies possess broad powers to take corrective action as deemed appropriate for an insured depositary institution, including without limitation, under certain circumstances, the ability to prohibit the payment of principal or interest on subordinated debt.

    The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

OPTION TO EXTEND INTEREST PAYMENT PERIOD


    So long as no Indenture Event of Default has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 8.375%, compounded semi-annually, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures (or holders of Capital Securities while the Capital Securities are outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain United States Federal Income Tax Consequences--Interest Income and Original Issue Discount."


    During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU or junior in interest to the Junior

Subordinated Debentures (other than (a) dividends or distributions in common stock of the Company, (b) payments under the Guarantee, (c) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans). Prior to the termination of any such Extension Period, the Company may further extend the Extension Period, provided that no Extension Period may exceed 10 consecutive semi-annual periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Property Trustee, the Regular Trustees and the Indenture Trustee notice of its election of such Extension Period not less than one Business Day prior to such record date. The Property Trustee shall give notice of the Company's election to begin a new Extension Period to the holders of the Capital Securities.

REDEMPTION


    The Junior Subordinated Debentures are not redeemable prior to June 1, 2007 unless a Special Event has occurred. The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company, subject to the receipt of any necessary prior regulatory approval, on or after June 1, 2007, in whole or in part at any time at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, to the date of redemption, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:



YEAR                                                                      PERCENTAGE
------------------------------------------------------------------------  -----------
2007....................................................................    104.0955%
2008....................................................................    103.6860%
2009....................................................................    103.2764%
2010....................................................................    102.8669%
2011....................................................................    102.4573%
2012....................................................................    102.0478%
2013....................................................................    101.6382%
2014....................................................................    101.2287%
2015....................................................................    100.8191%
2016....................................................................    100.4096%



    On or after June 1, 2017, the redemption price will be 100%, plus accrued and unpaid interest, if any, to the date of redemption.



    The Junior Subordinated Debentures are also redeemable at any time in whole (but not in part), within 90 days of the occurrence of a Special Event, at a redemption price (the "Special Event Prepayment Price") equal to the greater of
(i) 100% of the principal amount of such Junior Subordinated Debentures or (ii) as determined by a Quotation Agent (as defined below), the sum of the present values of the principal amount and premium payable with respect to an optional redemption on such Junior Subordinated Debentures on June 1, 2007, together with scheduled payments of interest from the prepayment date to June 1, 2007 (the "Remaining Life") discounted to the prepayment date on a semi-annual basis (assuming a 360-day year consisting of 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued interest thereon to the date of prepayment.



    "Adjusted Treasury Rate" means, with respect to any prepayment date, the Treasury Rate plus (i) 1.25% if such prepayment date occurs on or before June 1, 1998 or (ii) 0.50% if such prepayment date occurs after June 1, 1998.

    "Treasury Rate" means (i) the yield, under the heading which represents the average for the immediately prior week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities", for the maturity corresponding to the Remaining Life (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Remaining Life shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such prepayment date. The Treasury Rate shall be calculated on the third business day preceding the prepayment date.


    "Comparable Treasury Issue" means with respect to any prepayment date the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life. If no United States treasury security has a maturity which is within a period from three months before to three months after June 1, 2007, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.


    "Quotation Agent" means (i) Lehman Brothers Inc. and its respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Indenture Trustee after consultation with the Company.

    "Comparable Treasury Price" means (A) the average of five Reference Treasury Dealer Quotations for such prepayment date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Indenture Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any prepayment date, the average, as determined by the Indenture Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Indenture Trustee by such Reference Treasury Dealer at 5:00 p.m. New York City time, on the third business day preceding such prepayment date.

    If the Junior Subordinated Debentures are redeemed, the Trust must redeem the Capital Securities having an aggregate liquidation preference equal to the aggregate principal amount of Junior Subordinated Debentures so redeemed. See "Description of Capital Securities--Mandatory Redemption."

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Junior Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

CERTAIN COVENANTS OF THE COMPANY

    The Company will covenant in the Indenture that if and so long as the Trust is the holder of all Junior Subordinated Debentures, the Company, as borrower, will pay to the Trust all fees and expenses related to the Trust and the offering of the Capital Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust (including any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any domestic taxing authority upon the Trust but excluding obligations under the Capital Securities).

    The Company will also covenant that it will not, and will not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in common stock of the Company, (b) payments under the Guarantee, (c) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and
(d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans) if at such time (x) there shall have occurred any event of which the Company has actual knowledge that (I) with the giving of notice or the lapse of time, or both, would constitute an Indenture Event of Default with respect to Junior Subordinated Debentures and (II) in respect of which the Company shall not have taken reasonable steps to cure, (y) the Company shall be in default with respect to its payment of any obligations under the Guarantee or (z) the Company shall have given notice of its election of an Extension Period as provided in the Indenture and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

SUBORDINATION

    In the Indenture, the Company has covenanted and agreed that any Junior Subordinated Debentures issued thereunder will be subordinated and junior in right of payment to all Indebtedness to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Indebtedness will first be entitled to receive payment in full of principal of and premium, if any, and interest, if any, on such Indebtedness before the holders of Junior Subordinated Debentures or the Property Trustee on behalf of the holders of Capital Securities will be entitled to receive or retain any payment in respect of the principal of and premium, if any, or interest, if any, on the Junior Subordinated Debentures; PROVIDED, HOWEVER, that holders of Indebtedness shall not be entitled to receive payment of any such amounts to the extent that such holders would be required by the subordination provisions of such Indebtedness to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of the Company's business.

    In the event of the acceleration of the maturity of any Junior Subordinated Debentures, the holders of all Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts then due thereon (including any amounts due upon acceleration) before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or premium, if any, or interest, if any, on the Junior Subordinated Debentures; PROVIDED, HOWEVER, that holders of Indebtedness shall not be entitled to receive payment of any such amounts to the extent that such holders would be required by the subordination provisions of such Indebtedness to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of the Company's business.

    No payments on account of principal (or premium, if any) or interest, if any, in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Indebtedness, or an event of default with respect to any Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

    "Indebtedness" means with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent, (i) every obligation of such person for money borrowed; (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person; (iv) every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such person; (vi) every obligation of such person for claims (as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended) in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise; provided that "Indebtedness" shall not include (i) any obligations which, by their terms, are expressly stated to rank PARI PASSU in right of payment with, or to not be superior in right of payment to, the Junior Subordinated Debentures, (ii) any Indebtedness of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (iii) any Indebtedness of the Company to any of its subsidiaries, (iv) Indebtedness to any employee of the Company or (v) any Indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity, affiliated with the Company that is a financing entity of the Company in connection with the issuance by such financing entity of securities that are similar to the Capital Securities.

    The Indenture places no limitation on the amount of additional Indebtedness that may be incurred by the Company or any indebtedness or other liabilities that may be incurred by the Company's subsidiaries. As of March 31, 1997, Indebtedness of the Company aggregated approximately $467.0 million, and the Company's consolidated subsidiaries had indebtedness and other liabilities of approximately $43.2 billion to which the Junior Subordinated Debentures would be effectively subordinated.

INDENTURE EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes an "Indenture Event of Default" with respect to the Junior Subordinated Debentures:

        (i) failure for 30 days to pay any interest on the Junior Subordinated Debentures when due (subject to the deferral of any due date in the case of an Extension Period); or

        (ii) failure to pay any principal on the Junior Subordinated Debentures when due whether at maturity, upon redemption, by declaration or otherwise; or

       (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Indenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of outstanding Junior Subordinated Debentures; or

        (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

    The holders of a majority in aggregate outstanding principal amount of Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of Junior Subordinated Debentures may declare the principal due and payable immediately upon an Indenture Event of Default, and, should the Indenture Trustee or such holders of such Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate liquidation preference of the Capital Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee, and should the holders of such Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation preference of the Capital Securities shall have such right.

    The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture, and should the holders of such Junior Subordinated Debentures fail to waive such default, the holders of a majority in aggregate liquidation preference of the Capital Securities shall have such right. The Company is required to file annually with the Indenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

    In case an Indenture Event of Default shall occur and be continuing, the Property Trustee will have the right to declare the principal of and the interest on such Junior Subordinated Debentures and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Junior Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF CAPITAL SECURITIES

    If an Indenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of Capital Securities may institute a Direct Action for payment. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Capital Securities. Notwithstanding any payment made to such holder of Capital Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest on the Junior Subordinated Debentures held by the Trust or the Property Trustee and the Company shall be subrogated to the rights of the holder of such Capital Securities with respect to payments on the Capital Securities to the extent of any payments made by the Company to such holder in any Direct Action. The holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (i) in case the Company consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Junior Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Indenture Event of Default, and no event which, after notice or lapse of time or both, would become an Indenture Event of Default, shall have happened and be continuing; (iii) if at the time any Capital Securities are outstanding, such transaction is permitted under the Declaration and Guarantee and does not give rise to any breach or violation of the Declaration or Guarantee; (iv) any such lease shall provide that it will remain in effect so long as any Junior Subordinated Debentures are outstanding; and (v) certain other conditions as prescribed in the Indenture are met.

MODIFICATION OF INDENTURE

    From time to time the Company and the Indenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of Junior Subordinated Debentures) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of outstanding Junior Subordinated Debentures affected, to modify the Indenture in a manner affecting the rights of the holders of such Junior Subordinated Debentures; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture so affected, (i) change the stated maturity of Junior Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (except such extension as is contemplated hereby) or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture, provided that, so long as any Capital Securities remain outstanding, no such modification may be made that adversely affects the holders of such Capital Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Indenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation preference of the Capital Securities unless and until the principal of the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

DEFEASANCE AND DISCHARGE

    The Indenture provides that the Company, at the Company's option: (a) will be discharged from any and all obligations in respect of the Junior Subordinated Debentures (except for certain obligations to register the transfer or exchange of Junior Subordinated Debentures, replace stolen, lost or mutilated Junior Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture (including that described in the second paragraph under "Certain Covenants of the Company"), in each case if the Company deposits, in trust with the Indenture Trustee or a defeasance agent, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of, and interest and premium, if any, on the Junior Subordinated Debentures on the dates such payments are due in accordance with the terms of such Junior Subordinated Debentures. To exercise any such option, the Company is required to deliver to the Indenture Trustee or a defeasance agent, if any, an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Junior Subordinated Debentures to recognize income, gain or loss for United States federal income tax purposes and, in the case of a discharge pursuant to clause (a), such opinion shall be accompanied by a private letter ruling to such effect received by the Company from the United States Internal Revenue Service or revenue ruling pertaining to a comparable form of transaction to the effect published by the United States Internal Revenue Service.

DISTRIBUTIONS OF JUNIOR SUBORDINATED DEBENTURES; BOOK-ENTRY ISSUANCE

    Under certain circumstances involving the liquidation of the Trust, Junior Subordinated Debentures may be distributed to the holders of the Capital Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. If distributed to holders of Capital Securities in liquidation, the Junior Subordinated Debentures will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the Capital Securities, will act as depositary for the Junior Subordinated Debentures. It is anticipated that the depositary arrangements for the Junior Subordinated Debentures would be substantially identical to those in effect for the Capital Securities. There can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of Capital Securities. For a description of DTC and the terms of the depositary matters, see "Description of Capital Securities--Book-Entry Issuance."

    Under current United States federal income tax law and interpretations thereof and assuming, as expected, the Trust is treated as a grantor trust for United States federal income tax purposes, a distribution by the Trust of the Junior Subordinated Debentures pursuant to a liquidation of the Trust will not be a taxable event to the Trust or to holders of the Capital Securities and will result in a holder of the Capital Securities receiving directly such holder's pro rata share of the Junior Subordinated Debentures (previously held indirectly through the Trust). If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures as a result of the occurrence of a Tax Event or otherwise, the distribution of Junior Subordinated Debentures to holders of the Capital Securities by the Trust could be a taxable event to the Trust and each holder, and holders of the Capital Securities may be required to recognize gain or loss as if they had exchanged their Capital Securities for the Junior Subordinated Debentures they received upon the liquidation of the Trust. See "Certain United States Federal Income Tax Consequences--Distribution of Junior Subordinated Debentures or Cash upon Liquidation of the Trust."

PAYMENT AND PAYING AGENTS

    The Company initially will act as Paying Agent with respect to the Junior Subordinated Debentures except that, if the Junior Subordinated Debentures are distributed to the holders of the Capital Securities in liquidation of such holders' interests in the Trust, the Indenture Trustee will act as the Paying Agent. The Company at any time may designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent at the place of payment.

    Any moneys deposited with the Indenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of and premium, if any, or interest on any Junior Subordinated Debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debentures shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

TRUST COSTS AND EXPENSES

    In the Indenture, the Company, as borrower, has agreed to pay all debts and other obligations (other than with respect to the Capital Securities) and all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the Trustees and the costs and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust might become subject.

GOVERNING LAW

    The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

    The Indenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                            DESCRIPTION OF GUARANTEE

    The Guarantee will be executed and delivered by the Company concurrently with the issuance by the Trust of the Capital Securities for the benefit of the holders from time to time of such Capital Securities. The Bank of New York, a New York banking corporation, will act as indenture trustee ("Guarantee Trustee"). This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee, including the definitions therein of certain terms. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Capital Securities.

GENERAL

    The Company will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Capital Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Capital Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Capital Securities, to the extent that the Trust has funds on hand available therefor at the time, (ii) the redemption price with respect to any Capital Securities called for redemption, to the extent that the Trust has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Junior Subordinated Debentures are distributed to holders of the Capital Securities), the lesser of
(a) the aggregate of the liquidation amount and all accrued and unpaid Distributions to the date of payment and (b) the amount of assets of the Trust remaining available for distribution to holders of Capital Securities. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable Capital Securities or by causing the Trust to pay such amounts to such holders.

    The Guarantee will be an irrevocable guarantee on a subordinated basis of the Trust's obligations under the Capital Securities, but will apply only to the extent that the Trust has funds on hand available to make such payments, and is not a guarantee of collection.

    If the Company does not make interest payments on the Junior Subordinated Debentures held by the Trust, the Trust will not be able to pay Distributions on the Capital Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all general liabilities of the Company. See "--Status of the Guarantee." The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise.

    The Company has, through the Guarantee, the Junior Subordinated Debentures and the Indenture, taken together, fully and unconditionally guaranteed all of the Trust's obligations under the Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the Capital Securities. See "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee."

STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to Indebtedness of the Company. The Guarantee does not place a limitation on the amount of additional Indebtedness that may be incurred by the Company.

    The Guarantee will constitute a guarantee of payment and not of collection (I.E., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Capital Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the Junior Subordinated Debentures to the holders of the Capital Securities in exchange for all of the Capital Securities.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes that do not materially adversely affect the rights of holders of the Capital Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation preference of the outstanding Capital Securities. The manner of obtaining any such approval will be as set forth under "Description of Capital Securities--Voting Rights; Amendment of the Declaration." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Capital Securities then outstanding.

EVENTS OF DEFAULT

    An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate liquidation preference of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

    Any holder of the Capital Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

    The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in each Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Capital Security unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the Capital Securities, upon full payment of the amounts payable upon liquidation of the Trust or upon distribution of Junior Subordinated Debentures to the holders of the Capital Securities in exchange for all of the Capital Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Capital Securities must restore payment of any sums paid under the Capital Securities or the Guarantee.

GOVERNING LAW

    The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                   RELATIONSHIP AMONG THE CAPITAL SECURITIES,
              THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

    Payments of Distributions and other amounts due on the Capital Securities (to the extent the Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantee." A holder of Capital Securities may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder after the respective due dates. Taken together, the Company's obligations under the Junior Subordinated Debentures, the Indenture and the Guarantee provide, in the aggregate, a full and unconditional guarantee of payments of Distributions and other amounts due on the Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the Capital Securities. The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Indebtedness of the Company.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Capital Securities, primarily because (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Capital Securities and the Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the related Capital Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of the Trust except the Trust's obligations under the Capital Securities; and (iv) the Declaration further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

    Notwithstanding anything to the contrary in the Indenture, the Company has the right to set off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF CAPITAL SECURITIES

    A holder of Capital Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

    A default or event of default under any Indebtedness of the Company will not constitute a default or Indenture Event of Default. In addition, in the event of payment defaults under, or acceleration of, Indebtedness of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Junior Subordinated Debentures would constitute an Indenture Event of Default under the Indenture.

LIMITED PURPOSE OF TRUST

    The Capital Securities evidence a beneficial interest in the Trust, and the Trust exists for the sole purpose of issuing the Capital Securities and the Common Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of Capital Securities and a holder of Junior Subordinated Debentures is that a holder of Junior Subordinated Debentures is entitled to receive from the Company the principal amount of and interest accrued on Junior Subordinated Debentures held, while a holder of Capital Securities is entitled to receive Distributions from the Trust (or from the Company under the Guarantee) if and to the extent the Trust has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

    Upon any voluntary or involuntary dissolution of the Trust involving the liquidation of the Junior Subordinated Debentures, the holders of the Capital Securities will be entitled to receive, out of assets held by the Trust, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, the liquidation distribution in cash. See "Description of Capital Securities--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Indebtedness, but entitled to receive payment in full of principal and interest before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of the Capital Securities), the positions of a holder of Capital Securities and a holder of the Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Foster Pepper & Shefelman PLLC, counsel to the Company and the Trust, the following summary describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of the Capital Securities. Unless otherwise stated, this summary deals only with Capital Securities held as capital assets by holders who purchase the Capital Securities upon original issuance. The tax treatment of a holder may vary depending on his, her or its particular situation. This summary does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, persons holding the Capital Securities as a hedge or hedged against currency risks or as part of a straddle or conversion transaction or persons whose functional currency is not the United States dollar. In addition, this summary does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of Capital Securities.

    This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

    HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

    Assuming full compliance with the terms of the Indenture and the Declaration, in the opinion of Foster Pepper & Shefelman PLLC the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

CLASSIFICATION OF THE TRUST

    Assuming full compliance with the terms of the Indenture and the Declaration, in the opinion of Foster Pepper & Shefelman PLLC, the Trust will be classified for United States federal income tax purposes as a grantor trust. Accordingly, for United States federal income tax purposes, each holder of Capital Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Debentures and each holder will be required to include in its gross income interest and original issue discount ("OID"), if any, accrued with respect to its allocable share of the Junior Subordinated Debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    The Company has concluded that the likelihood of its exercising its option to defer payment of interest is "remote" because the exercise of such option would prevent the Company from declaring dividends on any class of its stock. Accordingly, the Company intends to treat the Junior Subordinated Debentures as having been issued without OID. Therefore, holders of the Capital Securities will accrue interest income under their particular methods of accounting (I.E., cash or accrual) rather than accruing OID on a constant yield basis.

    If, however, the Company exercises its right to defer payments of interest, the Junior Subordinated Debentures would, at that time, become OID instruments and holders of the Capital Securities would thereafter be required to accrue interest on a constant yield basis during any Extension Period even though the Company would not pay the interest in cash until the end of the Extension Period, and even though a holder may be on the cash method of accounting. Further, if the Junior Subordinated Debentures become OID instruments because the Company exercises its right to defer payment of interest, they will be taxed as OID instruments for as long as they remain outstanding, even after the expiration of the Extension Period. Any amount of OID included in a holder's gross income (whether or not during an Extension Period) with respect to a Capital Security will increase such holder's tax basis in such Capital Security, the amount of Distributions received by a holder in respect of such accrued OID will reduce the tax basis of such Capital Security, and actual cash payments of interest on the Junior Subordinated Debentures would not be reported separately as taxable income.

    The above conclusions are based on recently promulgated Treasury regulations, which have not been interpreted by any court decisions or addressed in any rulings or other pronouncements of the Internal Revenue Service ("IRS"), and it is possible that the IRS could take a position contrary to the conclusions herein. If the IRS were to assert successfully that the stated interest on the Junior Subordinated Debentures was OID regardless of whether the Company exercises its option to defer payments of interest on such debentures, all holders of Capital Securities would be required to include such stated interest in income as a daily economic accrual basis as described above.

    Corporate holders of Capital Securities will not be entitled to a dividends received deduction with respect to any income recognized by such holders with respect to the Capital Securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE
  TRUST

    As described under the caption "Description of Junior Subordinated Debentures--Distributions of Junior Subordinated Debentures," Junior Subordinated Debentures may be distributed to holders in exchange for the Capital Securities and in liquidation of the Trust. Under current law, such a distribution would be non-taxable and would result in the holder receiving directly its PRO RATA share of the Junior Subordinated Debentures, previously held indirectly through the Trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such holder had in its Capital Securities before such distributions. If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, the distribution of the Junior Subordinated Debentures to holders would be a taxable event to the Trust and to each holder and a holder would recognize gain or loss as if the holder had exchanged its Capital Securities for the Junior Subordinated Debentures it received upon liquidation of the Trust.

    A holder would accrue interest in respect of the Junior Subordinated Debentures received from the Trust in the manner described above under "Interest Income and Original Issue Discount."

    Under certain circumstances described herein (see "Description of Capital Securities--Redemption-- Special Event Redemption or Distribution of Junior Subordinated Debentures"), the Junior Subordinated Debentures may be redeemed for cash, with the proceeds of such redemption distributed to holders in redemption of their Capital Securities. Under current law, such a redemption would constitute a taxable disposition of the redeemed Capital Securities for United States federal income tax purposes and a holder would recognize gain or loss as if it sold such redeemed Capital Securities for cash. See "--Sales of Capital Securities."

SALES OF CAPITAL SECURITIES

    A holder that sells Capital Securities will recognize gain or loss equal to the difference between the amount realized by the holder on the sale or redemption of the Capital Securities (except to the extent that such amount realized is characterized as a payment in respect of accrued but unpaid interest on such holder's allocable share of the Junior Subordinated Debentures) and the holder's adjusted tax basis in the Capital Securities sold or redeemed. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Capital Securities have been held for more than one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

NON-UNITED STATES HOLDERS

    As used herein, the term "Non-United States Holder" means any person or entity that is not (i) a person that is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all the substantial decisions of such trust.

    As discussed above, the Capital Securities will be treated as evidence of an indirect beneficial ownership interest in the Junior Subordinated Debentures. Thus, under present United States federal income tax law, and subject to the discussion below concerning backup withholding:

        (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest (which for purposes of this discussion includes any OID) on the Junior Subordinated Debentures to a Non-United States Holder, if (i) the beneficial owner of the Capital Securities ("Beneficial Owner") does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote (within the meaning of section 871(h)(3) of the Code), (ii) the Beneficial Owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the Beneficial Owner is not a bank whose receipt of interest on the Junior Subordinated Debentures is described in section 881(c)(3)(A) of the Code and (iv) the Beneficial Owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder; and

        (b) no withholding of United States federal income tax will be required with respect to any gain realized by a Non-United States Holder upon the sale or other disposition of the Capital Securities.

    To satisfy the requirement referred to in (a)(iv) above, the Beneficial Owner, or a financial institution holding the Capital Securities on behalf of such owner, must provide, in accordance with specified procedures, to the Trust or its paying agent, a statement to the effect that the Beneficial Owner is a Non-United States Holder. Pursuant to current temporary Treasury regulations, these requirements will be met if (1) the Beneficial Owner provides such owner's name and address, and certifies, under penalties of perjury, that such owner is not a United States person (which certification may be made on IRS Form W-8 (or successor form)) or (2) a financial institution holding the Capital Securities on behalf of the Beneficial Owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

    If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of premium, if any, and interest (including any OID) made to such Non-United States Holder will be subject to a 30% withholding tax unless the Beneficial Owner provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from, or a reduction of, such withholding tax under the benefit of a tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Junior Subordinated Debentures is not subject to withholding tax because it is effectively connected with the Beneficial Owner's conduct of a trade or business in the United States.

    If a Non-United States Holder is engaged in a trade or business in the United States and interest on the Junior Subordinated Debentures is effectively connected with the conduct of such trade or business, then the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as a United States person or entity. In addition, if such Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such interest would be included in such foreign corporation's effectively connected earnings and profits.

    Any gain realized upon the sale or other disposition of the Capital Securities by a Non-United States Holder generally will not be subject to United States federal income tax unless (i) such gain is effectively connected with a trade or business in the United States of the Non-United States Holder, (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement, and certain other conditions are met, or (iii) in the case of any gain representing accrued interest on the Junior Subordinated Debentures, the requirements described above are not satisfied.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Income on the Capital Securities held of record by United States holders (other than corporations and other exempt holders) will be reported annually to such holders and to the IRS. The Regular Trustees currently intend to deliver such reports to holders of record prior to January 31 following each calendar year. It is anticipated that persons who hold Capital Securities as nominees for beneficial holders will report the required tax information to beneficial holders on Form 1099.

    "Backup withholding" at a rate of 31% will apply to payments of interest to non-exempt United States holders unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

    No information reporting or backup withholding will be required with respect to payments made by the Trust or any paying agent to Non-United States Holders if a statement described in (a)(iv) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

    In addition, backup withholding and information reporting will not apply if payments of the principal, interest, OID or premium on the Junior Subordinated Debentures are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the Beneficial Owner, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of the Capital Securities to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, then such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the Beneficial Owner is not a United States person and certain other conditions are met or (2) the Beneficial Owner otherwise establishes an exemption.

    Payment of the proceeds from disposition of Capital Securities to or through a United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

    Any amounts withheld from a holder of the Capital Securities under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability if the required information is furnished to the IRS.

PROPOSED TAX LEGISLATION

    Legislation was proposed by the United States Department of the Treasury as part of President Clinton's Fiscal 1998 Budget Proposal (the "Proposed Legislation") that contains a provision which generally would deny an interest deduction for interest paid or accrued on an instrument issued by a corporation that (i) has a maximum term of more than 15 years and (ii) is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. This provision was proposed to be effective generally for instruments issued on or after the date of the first Congressional committee action taken on the Proposed Legislation. If this provision were to apply to the Junior Subordinated Debentures, the Company would not be able to deduct the interest on the Junior Subordinated Debentures. As of the date of this Prospectus, no Congressional committee action had been taken on the Proposed Legislation. There can be no assurance, however, that the Proposed Legislation or future legislative proposals or final legislation will not adversely affect the ability of the Company to deduct interest on the Junior Subordinated Debentures or otherwise affect the tax treatment of the transactions described herein. Moreover, such legislation could give rise to a Special Event, which would permit the Company to cause a redemption of the Capital Securities, as described more fully herein under the caption "Description of Capital Securities--Redemption."

                          CERTAIN ERISA CONSIDERATIONS

    Each of the Company (the obligor with respect to the Junior Subordinated Debentures held by the Trust) and its affiliates may be considered a "party in interest" (within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or a "disqualified person" (within the meaning of
Section 4975 of the Code) with respect to certain employee benefit plans ("Plans") that are subject to ERISA. Any purchaser proposing to acquire Capital Securities with assets of any Plan should consult with its counsel. The purchase and/or holding of Capital Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of
Section 4975 of the Code (including individual retirement arrangements and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company or any affiliate is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Capital Securities are acquired pursuant to and in accordance with an applicable prohibited transaction exemption published by the U.S. Department of Labor. In addition, a Plan fiduciary considering the purchase of Capital Securities should be aware that the assets of the Trust may be considered "plan assets" for ERISA purposes. In such event, service providers and fiduciaries with respect to the assets of the Trust may become parties in interest or disqualified persons with respect to investing Plans, and any discretionary authority exercised with respect to the Junior Subordinated Debentures by such persons could be deemed to constitute a prohibited transaction under ERISA or the Code. In order to avoid such prohibited transactions, each investing Plan, by purchasing the Capital Securities, will be deemed to have directed the Trust to invest in the Junior Subordinated Debentures and to have appointed the Property Trustee.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the form of which is filed as on exhibit to the Registration Statement of which this Prospectus forms a part, the Trust has agreed to sell to each of the Underwriters named below, for whom Lehman Brothers Inc. is acting as representative (the "Representative"), and each of the Underwriters has severally agreed to purchase, the liquidation amount of Capital Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase from the Trust all the Capital Securities offered hereby if any of the Capital Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.


                                                                            LIQUIDATION AMOUNT
                                                                                OF CAPITAL
UNDERWRITERS                                                                    SECURITIES
--------------------------------------------------------------------------  ------------------
Lehman Brothers Inc.......................................................    $  100,000,000
Chase Securities Inc......................................................       100,000,000
Salomon Brothers Inc......................................................       100,000,000
UBS Securities............................................................       100,000,000
                                                                            ------------------
    Total.................................................................    $  400,000,000
                                                                            ------------------
                                                                            ------------------


    The Company and the Trust have been advised by the Representative that the Underwriters propose to offer the Capital Securities, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and, in part, to certain securities dealers at such price less a concession of $6 per Capital Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $3 per Capital Security to certain brokers and dealers. After the Capital Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.



    In view of the fact that the proceeds of the sale of the Capital Securities will ultimately be used to purchase the Junior Subordinated Debentures of the Company, the Underwriting Agreement provides that the Company will pay as compensation ("Underwriters' Compensation") to the Underwriters arranging the investment therein of such proceeds, an amount in immediately available funds of $10 per Capital Security (or $4,000,000 in the aggregate) for the accounts of the several Underwriters.


    Because NASD Regulation, Inc. ("NASD") is expected to view the Capital Securities offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Offers and sales of Capital Securities will be made only to (i) "qualified institutional buyers," as defined in Rule 144A under the Securities Act of 1933 or (ii) institutional "accredited investors," as defined in Rule 501(a)(1)-(3) of Regulation D under the Securities Act. The Underwriters may not confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer.

    Prior to this offering there has been no public market for the Capital Securities. The Representative has advised the Trust that the Underwriters intend to make a market in the Capital Securities. The Underwriters will have no obligation to make a market in the Capital Securities, however, and may cease market-making activities, if commenced, at any time.

    Until the distribution of the Capital Securities is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Capital Securities. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Capital Securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Capital Securities.

    If the Underwriters create a short position in the Capital Securities in connection with the offering (I.E., if they sell more Capital Securities than are set forth on the cover page of this Prospectus), they may reduce that short position by purchasing Capital Securities in the open market.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Capital Securities. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Trust and the Company have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

    The Company has retained Lehman Brothers Inc. to act as its financial advisor in connection with the Merger. See "Summary--Proposed Merger with Great Western Financial Corporation."

                                 LEGAL MATTERS

    Certain matters of Delaware law relating to the validity of the Capital Securities, the enforceability of the Declaration and the formation of the Trust will be passed upon by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the Company and the Trust. The validity of the Junior Subordinated

Debentures and the Guarantee will be passed upon for the Company and the Trust by Foster Pepper & Shefelman PLLC, Seattle, Washington and for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Foster Pepper & Shefelman PLLC and Simpson Thacher & Bartlett will rely on the opinion of Morris, Nichols, Arsht & Tunnell as to matters of Delaware law, Simpson Thacher & Bartlett will rely on the opinion of Foster Pepper & Shefelman PLLC as to matters of Washington law and Foster Pepper & Shefelman PLLC will rely on the opinion of Simpson Thacher & Bartlett as to matters of New York law. Certain United States federal income taxation matters also will be passed upon for the Company and the Trust by Foster Pepper & Shefelman PLLC. Simpson Thacher & Bartlett is acting as counsel to the Company in connection with the Merger.

                                    EXPERTS

    The consolidated financial statements of Washington Mutual as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Deloitte & Touche LLP, independent auditors. Insofar as the report of Deloitte & Touche LLP relates to the amounts included for Keystone Holdings, Inc. and Subsidiaries for 1995 and 1994, it is based solely on the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of such firms as experts in accounting and auditing.

    The consolidated financial statements of Great Western Financial Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such material filed by the Company with the Commission may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. Certain of such reports, proxy statements and other information are also available from the Commission over the Internet at http://www.sec.gov. The periodic reports, proxy statements and other information filed by Washington Mutual with the Commission may also be inspected at the offices of the National Association of Securities Dealers, Inc., NASDAQ Reports Section, 1735 K Street, Washington, D.C. 20006

    No separate financial statements of the Trust have been included or incorporated by reference herein. The Company does not believe such financial statements would be material to holders of the Capital Securities because (i) all of the common securities of the Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in its assets and investing the proceeds thereof in Junior Subordinated Debentures issued by the Company, and
(iii) the obligations of the Trust under the Capital Securities are guaranteed by the Company to the extent described herein.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by Washington Mutual (File No. 0-25188) are incorporated herein by reference: (a) Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A dated April 25, 1997 (the "1996 Washington Mutual 10-K"); (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and (c) Current Reports on Form 8-K dated March 6, 1997, March 24, 1997, as amended on March 26, 1997; March 28, 1997; April 1, 1997; April 3, 1997; April 10, 1997; and April 15, 1997; April 28,
1997; April 30, 1997; May 2, 1997; May 5, 1997; May 6, 1997; May 8, 1997; May
15, 1997; and May 20, 1997.

    The following documents filed with the Commission by Great Western Financial Corporation (File No. 1-4075) are incorporated herein by reference: (a) "Item 8. Financial Statements and Supplementary Data" from the Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A filed May 9, 1997 and "Part I--Item 1. Financial Statements" of the Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

    All documents filed by Washington Mutual pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated therein by reference) relating to Washington Mutual are available without charge upon request to: Washington Mutual, Inc., 1201 Third Avenue, Seattle, Washington 98101, attention: Investor Relations.

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    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WASHINGTON MUTUAL, INC., WASHINGTON MUTUAL CAPITAL I OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WASHINGTON MUTUAL, INC. OR WASHINGTON MUTUAL CAPITAL I SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS

                                                       PAGE
                                                       -----
Summary...........................................           4
Summary Financial Data of Washington Mutual.......          10
Summary Historical and Pro Forma Combined
 Financial Data...................................          12
Risk Factors......................................          14
Capitalization....................................          19
Use of Proceeds...................................          20
Ratio of Earnings to Fixed Charges and Ratio of
 Earnings to Combined Fixed Charges and Preferred
 Stock Dividends..................................          20
Accounting Treatment..............................          20
The Trust.........................................          21
Description of Capital Securities.................          22
Description of Junior Subordinated Debentures.....          32
Description of Guarantee..........................          41
Relationship Among the Capital Securities, the
 Junior Subordinated Debentures and the
 Guarantee........................................          43
Certain United States Federal Income Tax
 Consequences.....................................          44
Certain ERISA Considerations......................          49
Underwriting......................................          49
Legal Matters.....................................          50
Experts...........................................          51
Available Information.............................          51
Incorporation of Certain Documents by Reference...          52

                                  $400,000,000
                               WASHINGTON MUTUAL
                                   CAPITAL I

                                     SKISSM


                          8 3/8% SUBORDINATED CAPITAL
                               INCOME SECURITIES


                (LIQUIDATION AMOUNT $1,000 PER CAPITAL SECURITY)

     FULLY AND UNCONDITIONALLY GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                                     [LOGO]

                              -------------------

                                   PROSPECTUS

                                  MAY 30, 1997


                             ---------------------

                                LEHMAN BROTHERS
                             CHASE SECURITIES INC.
                              SALOMON BROTHERS INC
                                 UBS SECURITIES

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